Exhibit 10.8

INVESTMENT NUMBER 36533

AMENDED AND RESTATED LOAN AGREEMENT

among

MOLINO CAÑUELAS S.A.C.I.F.I.A.,

as Borrower

CAÑUELAS PACK S.A.,

as a Guarantor

and

INTERNATIONAL FINANCE CORPORATION

Dated September 29, 2016

ARTICLE I	DEFINITIONS AND INTERPRETATION	1

1.01.	Definitions	1

1.02.	Financial Calculations	18

1.03.	Interpretation	19

1.04.	Business Day Adjustment	19

1.05.	Existing Loans on the Effective Date	19

ARTICLE II	THE LOAN	19

2.01.	The Additional Loan	19

2.02.	Disbursement Procedure	20

2.03.	Interest	20

2.04.	Default Rate Interest	22

2.05.	Repayment	22

2.06.	Prepayment	23

2.07.	Fees	24

2.08.	Currency and Place of Payments	25

2.09.	Allocation of Partial Payments	26

2.10.	Increased Costs	26

2.11.	Unwinding Costs	26

2.12.	Suspension or Cancellation by IFC	26

2.13.	Cancellation by the Borrower	27

2.14.	Taxes	27

2.15.	Expenses	28

2.16.	Illegality of Participation	28

2.17.	The Notes	29

ARTICLE III	REPRESENTATIONS AND WARRANTIES	29

3.01.	Representations and Warranties	29

3.02.	IFC Reliance	33

ARTICLE IV	CONDITIONS OF DISBURSEMENT	33

4.01.	Conditions of Effectiveness	33

4.02.	Conditions of First Disbursement	33

4.03.	Conditions of All Disbursements	35

4.04.	Borrower’s Certification	37

4.05.	B Loan Conditions	37

4.06.	Conditions for IFC Benefit	37

ARTICLE V	PARTICULAR COVENANTS	37

5.01.	Affirmative Covenants	37

5.02.	Negative Covenants	40

5.03.	Reporting Requirements	47

5.04.	Insurance	49

ARTICLE VI	EVENTS OF DEFAULT	50

6.01.	Acceleration after Default	50

6.02.	Events of Default	51

6.03.	Bankruptcy	53

ARTICLE VII	GUARANTEE	53

7.01.	Guarantee	53

7.02.	No Set-off	54

7.03.	Certificate Conclusive	54

7.04.	Application of Payments	54

7.05.	Allocation	54

7.06.	Waiver of Defenses	54

7.07.	Waiver of Notices, Claims and Prior Action	55

7.08.	Consent	55

7.09.	Absolute Guarantee	55

7.10.	Additional Security	56

7.11.	Non-Competition	56

7.12.	Bankruptcy or Liquidation of Borrower	56

7.13.	Appropriation and Application of Monies	56

7.14.	Reinstatement	57

7.15.	Limitation	57

ARTICLE VIII	MISCELLANEOUS	57

8.01.	Saving of Rights	57

8.02.	Notices	58

8.03.	English Language	59

8.04.	Term of Agreement	59

8.05.	Applicable Law and Jurisdiction	59

8.06.	Disclosure of Information	61

8.07.	Indemnification; No Consequential Damages	61

8.08.	Successors and Assignees	62

8.09.	Amendments, Waivers and Consents	62

8.10.	Counterparts	62

ANNEXES:

Annex A:	[RESERVED]
Annex B:	OBLIGOR/TRANSACTION AUTHORIZATIONS
Annex C:	INVESTMENTS
Annex D:	FINANCIAL DEBT
Annex E:	CAPITALIZATION
Annex F:	INSURANCE REQUIREMENTS
Annex G:	EXISTING LIENS
Annex H:	METHODOLOGY FOR FINANCIAL RATIO CALCULATIONS
Annex I:	PROHIBITED ACTIVITIES
Annex J:	ANTI-CORRUPTION GUIDELINES
Annex K:	DEVELOPMENT IMPACT INDICATORS
Annex L:	EXISTING GUARANTEES

SCHEDULES:

Schedule 1:	FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
Schedule 2:	FORM OF REQUEST FOR ADDITIONAL DISBURSEMENT (LOAN)
Schedule 3:	FORM OF LOAN DISBURSEMENT RECEIPT
Schedule 4:	FORM OF PROMISSORY NOTE
Schedule 5:	FORM OF SOLVENCY CERTIFICATE
Schedule 6:	FORM OF SERVICE OF PROCESS LETTER
Schedule 7:	FORM OF LETTER TO OBLIGOR’S AUDITORS
Schedule 8:	FORM OF OBLIGOR’S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS
Schedule 9:	FORM OF SUBSIDIARY GUARANTEE
Schedule 10:	FORM OF ANNUAL MONITORING REPORT
Schedule 11:	FORM OF ACTION PLAN

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) dated September 29, 2016, among Molino Cañuelas S.A.C.I.F.I.A., a sociedad anonima comercial industrial financiera inmobiliaria y agropecuaria organized and existing under the laws of the Republic of Argentina (the “Borrower”), Cañuelas Pack S.A., a sociedad anonima organized and existing under the laws of the Republic of Argentina (“Cañuelas Pack”), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”).

RECITAL

The Borrower and Cañuelas Pack entered into a Loan Agreement dated April 16, 2016 (the “Existing Loan Agreement”) with IFC to, among other things, finance its capital expenditure program for 2015 through 2017, inclusive;

The Borrower has requested IFC to provide the new loans described in this Agreement to, among other things, finance its recent acquisition of certain Cargill flour mills and for refinancing of indebtedness;

Cañuelas Pack and each Subsidiary Guarantor have agreed to guarantee the loans described in this Agreement; and

IFC is willing to provide those loans upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

1.01.       Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“A Loan” means, collectively, the A-1 Loan and the A-2 Loan;

“A Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the A Loans during that Interest Period, determined in accordance with Section 2.03 (Interest);

“A-1 Loan” means the loan specified in Section 1.05 (Existing Loans on the Effective Date) or, as the context requires, its principal amount from time to time outstanding;

“A-2 Loan Disbursement” means any disbursement of the A-2 Loan;

“A-2 Loan” means the loan specified in Section 2.01 (The Additional Loan) or, as the context requires, its principal amount from time to time outstanding;

“Accounting Standards” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan” means the plan or plans developed by the Borrower setting out specific social and environmental measures to be undertaken by the Borrower and its Subsidiaries, to enable their respective Operations to comply with the Performance Standards, substantially in the form of Schedule 11 hereto, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Additional Disbursement” means any disbursement of the A-2 Loan or the B-2 Loan or both, as the context requires;

“Additional Loans” means, collectively, the A-2 Loan and the B-2 Loan;

“Adelia Maria Plant” means the production facility of the Borrower located in Adelia Maria, Province of Cordoba, Argentina;

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, an Obligor (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of 20% or more of the voting capital stock of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 10 hereto setting out the specific social, environmental and developmental impact reporting requirements of the Obligors in respect of their and their Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Applicable Priority Security Interest” means (a) with respect to the assets and rights under the Spegazzini Security Documents a first or second priority perfected security interest, as the case may be and as specified in the Security Documents and (b) with respect to all other assets and rights subject to the Security Documents, a first priority perfected security interest as specified in the Security Documents;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auditors” means PricewaterhouseCoopers or such other firm that the Obligors appoint from time to time as its auditors pursuant to Section 5.01(e) (Affirmative Covenants);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the applicable Obligor, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to IFC;

“Availability Period” means the period from and including the date of this Agreement to and December 29, 2016;

“Banco Ciudad” means Banco Ciudad De Buenos Aires; ‘

“Banco Ciudad Debt” means the Financial Debt of the Borrower under the Loan Agreement (named in Spanish “Contrato de Prestamo”) dated January 12, 2012 between the Borrower and Banco Ciudad;

“Bankruptcy Code” means the United States Bankruptcy Code;

“B Loan” means, collectively, the B-1 Loan and the B-2 Loan;

“B Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the B Loans during that Interest Period, determined in accordance with Section 2.03 (Interest);

“B-1 Loan” means the loan specified in Section 1.05 (Existing Loans on the Effective Date) or, as the context requires, its principal amount from time to time outstanding;

“B-2 Loan Disbursement” means any disbursement of the B-2 Loan;

“B-2 Loan” means the loan specified in Section 2.01 (The Additional Loan) or, as the context requires, its principal amount from time to time outstanding;

“Business Day” means a day when banks are open for business in Buenos Aires, Argentina, New York, New York and, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03(d)(ii) (Interest), London, England;

“Calculation Period” means for any calculation, a period of 4 consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to IFC pursuant to the terms and conditions hereof;

“Cañuelas / Adelia Maria Amendatory Security Documents” means the documents and instruments providing for the amendments to the Cañuelas / Adelia Maria Security Documents necessary to extend the coverage of the IFC Security set forth therein with respect to the A-2 Loan and the B-2 Loan provided for herein;

“Cañuelas / Adelia Maria Security Documents” means the documents providing for IFC Security consisting of:

(i)            a first-ranking mortgage (“hipoteca”) over the Cañuelas Plant and the Adelia Maria Plant (including, without limitation, all facilities and all and any movables affixed thereto, improvements and fixtures and any and all assets in replacements thereof) in form and substance satisfactory to IFC; provided that this first-ranking mortgage shall be shared between IFC and Rabobank NY, on a pari passu basis, on the terms of, and under the conditions set forth in, the Security Sharing and Intercreditor Agreement;

(ii)           a first-ranking chattel mortgage (“prenda con registro”) over movable assets of the Borrower installed in the Cañuelas Plant and the Adelia Maria Plant, in form and substance satisfactory to IFC; provided that this first-ranking mortgage shall be shared between IFC and Rabobank NY, on a pari passu basis, on the terms of, and under the conditions set forth in, the Security Sharing and Intercreditor Agreement; and

(iii)          all other documents, instruments and agreements relating to, or in connection with, any of the foregoing (including, without limitation, the Cañuelas / Adelia Maria Amendatory Security Documents);

“Cañuelas Plant” means the production facility of the Borrower located in Cañuelas, Province of Buenos Aires, Argentina;

“Cargill “ means Cargill S.A.C.I., a corporation (sociedad anonima) incorporated and existing under the laws of the Country;

“Cargill Acquisition” means the acquisition by the Borrower from Cargill of Cargill’s wheat milling business in the Country including, inter alia, plants located in Pilar, Province of Buenos Aires and Rosario, Province of Santa Fe (and all facilities, movables affixed thereto, improvements and fixtures and workers) pursuant to the terms and conditions of, and as more fully described in, the Offer Letter (Carta Oferta) issued and delivered by the Borrower to Cargill on June 22, 2016, as the same has been fully and unconditionally accepted by Cargill on June 22, 2016;

“Cash” means money or currency;

“Cash Equivalents” means, as at any date of determination, collectively, (i) short-term marketable securities acquired solely to give temporary employment to idle funds; (ii) commercial bank deposits in the ordinary course of business; (iii) repurchase obligations for underlying securities of the type described in clause (i) above, or (iv) money market funds;

“Certificate of Incumbency and Authority” means a certificate provided to IFC in the form of Schedule 1;

“Change of Control” means any of the following: (i) the Current Shareholders, collectively, at any time and for any reason cease to own at least a majority of both the economic and voting interests in each Original Obligor’s share capital (determined on a fully diluted basis), (ii) any Person or group other than the Current Shareholders shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of either Original Obligor or (iii) the Borrower shall fail to own 90% of both the economic and voting interests in any Subsidiary Guarantor’s share capital;

“Charter” means with respect to any Person, the memorandum and articles of association and/or such other constitutive document, howsoever called, of such Person;

“Coercive Practice” has the meaning assigned to it in Annex J;

“Collusive Practice” has the meaning assigned to it in Annex J;

“Compliance Advisor/Ombudsman (CAO)” means the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in Section 1.02(c) (Financial Calculations); and the entities, if any, whose accounts are to be consolidated with the accounts of an Obligor are all the Subsidiaries of such Obligor;

“Corrupt Practice” has the meaning assigned to it in Annex J;

“Country” means the Republic of Argentina;

“Current Assets” means the Consolidated Cash, inventories, investments classified as “held for trading”, investments classified as “available for sale”, trade and other receivables realizable within 1 year, and prepaid expenses of any Person or specified group of Persons which are to be charged to income within 1 year;

“Current Liabilities” means the Consolidated liabilities of any Person or specified group of Persons falling due on demand or within 1 year (including the portion of Long-term Debt falling due within 1 year);

“Current Ratio” means the result obtained by dividing Current Assets (less prepaid expenses) by Current Liabilities;

“Current Shareholders” means each of the Persons identified on Annex E as shareholders of the Obligors;

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Dollar Debt Service to Exports Ratio” means, on any day, the ratio obtained by dividing:

(i)            25% of all the Borrower’s export revenues during the most recently ended Calculation Period;

by

(ii)                                  the aggregate of (A) all scheduled payments (including balloon payments) that fall due during the Financial Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account during such Financial Year under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:

(x)                                 subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)                                 interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by such Person multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first 2 quarters or the first 3 quarters, respectively;

“Dollars” and “$” means the lawful currency of the United States of America;

“EBITDA” means for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such Calculation Period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period, (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period, and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period;

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Existing Guarantees” means each of the guarantees listed on Annex L;

“Financial Debt” means as to any Person:

(i)                                     any indebtedness of such Person for or in respect of borrowed money;

(ii)                                  the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)                               any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(iv)                              non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(v)                                 the amount of any obligation of such Person in respect of any Financial Lease;

(vi)                              amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)                           the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)                        all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)                              all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)                                 any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)                              the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other Person, including the Existing Guarantees; and

(xii)                           any premium payable by such Person on a redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Quarter” means a financial quarter of a Financial Year;

“Financial Year” means with respect to the Obligors and each of their Subsidiaries, the accounting year commencing each year on December 1 and ending on the following November 30, or such other period as such Person, with IFC’s consent, from time to time designates as its accounting year;

“Fraudulent Practice” means has the meaning assigned to it in Annex J;

“Guaranteed Obligations” means all debts and monetary liabilities of the Borrower to IFC under or in relation to this Agreement and any other Transaction Document, and the Note(s) and in any capacity irrespective of whether the debts or liabilities are: (i) now existing or hereafter arising; (ii) actual or contingent; (iii) at any time ascertained or unascertained; (iv) direct or indirect; (v) joint or several or whether IFC’s corresponding rights are joint or several; (vi) secured or unsecured; (vii) owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account; (viii) owed based on contract, tort, operation of law or otherwise; or (ix) comprised of any combination of the above; including all extensions, renewals, replacements and modifications of any of the foregoing;

“IFC Fee Letter” means that certain amended and restated fee letter, dated as of the date hereof, between IFC and the Borrower;

“IFC Security” means the security created by or pursuant to the Security Documents to secure all amounts owing to IFC under this Agreement;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the Loans or its Participation that result from:

(i)                                     any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)                                  compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(A)                               imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant;

(B)                               imposes a cost on IFC as a result of IFC having made the Loans or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the Loans or that Participant not acquired its Participation, as the case may be;

(C)                               changes the basis of taxation on payments received by IFC in respect of the Loans or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(D)                               imposes on IFC or that Participant any other condition regarding the making or maintaining of the Loans or its Participation;

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate” means a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if Increased Costs affect its Participation), certifying:

(i)            the circumstances giving rise to the Increased Costs;

(ii)                                  that the costs of IFC or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced;

(iii)                               that, IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)          the amount of Increased Costs;

“Initial Loans” means, collectively, the A-1 Loan and the B-1 Loan;

“Interest Determination Date” means except as otherwise provided in Section 2.03(d)(ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Expense” means for any period, (i) the total Consolidated interest expense of any Person or specified group of Persons (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, interest rate hedging agreements and other derivative agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, (x) that portion of Financial Lease obligations of such Person or specified group of Persons on a Consolidated Basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Financial Debt of such Person or specified group of Persons of the type described in clause (x) of the definition of Financial Debt contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period;

“Interest Payment Date” means March 15 and September 15 in each year in any year;

“Interest Period” means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Additional Disbursement when it means the period beginning on the date on which that Additional Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means (i) with respect to each A Loan, the A Loan Interest Rate, or (ii) with respect to each B Loan, the B Loan Interest Rate, as the context requires;

“Investment” has the meaning specified in Section 5.02(k);

“Liabilities” means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(i)            Financial Debt of such Person;

(ii)                                  the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)                               taxes (including deferred taxes) of such Person;

(iv)                              trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(v)                                 accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

(vi)                              the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii)                           to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“Liabilities to Tangible Net Worth Ratio” means the result obtained by dividing (a) Liabilities minus, solely for purposes of calculating this ratio as of the end of the Financial Quarters ending May 31, 2016 and November 30, 2016, the amount of the Existing Guarantees outstanding as at such date by (b) Tangible Net Worth;

“LIBOR” means the interbank offered rates for deposits in the Loan Currency by the ICE Benchmark Administration Limited (“ICE”) (or NYSE Euronext or any applicable successor entity) which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if the ICE (or NYSE Euronext, or any applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency for the relevant Interest Period, “LIBOR” shall mean the rate determined pursuant to Section 2.03(d) (Interest). Notwithstanding the foregoing or any other provisions of this Agreement, if LIBOR as determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loans” means collectively, the A Loans and the B Loans or, as the context requires, the principal amount of the A Loans and the B Loans outstanding from time to time;

“Loan Currency” means Dollars;

“Long-term Debt” means Financial Debt whose final maturity falls due more than 1 year after the date it is incurred (including the current maturities thereof);

“Market Disruption Event” means that, before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to IFC or Participants whose Participations in the Loans represent in the aggregate 30% or more of the outstanding principal amount of the Loans (as notified to IFC by such Participants) of funding the Loans or such Participations (as applicable) would be in excess of LIBOR;

“Material Adverse Effect” means a material adverse effect on:

(i)                                     any Obligor and/or any of their respective Subsidiaries’ business, operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of any Obligor and its Subsidiaries’ business or operations;

(ii)           the rights and remedies of IFC under any Transaction Document; or

(iii)                               the ability of any Obligor and/or any of their respective Subsidiaries to comply with their respective obligations under this Agreement or under any other Transaction Document to which any of them is a party;

“Material Subsidiary” means (a) a Subsidiary of an Original Obligor that has total assets in excess of 5.0% of Consolidated total assets of such Original Obligor and its Subsidiaries or contributed greater than 5.0% of the Consolidated EBITDA of such Original Obligor and its Subsidiaries (based upon and as of the date of delivery of the most recent Consolidated financial statements of such Original Obligor furnished pursuant to Section 5.03); or (b) any Subsidiary that directly owns equity interests in any other Material Subsidiary; provided that the total assets or Consolidated EBITDA of all the Subsidiaries that are not Material Subsidiaries shall not exceed 10% of the Consolidated total assets or Consolidated EBITDA, as the case may be, of the Original Obligor and their Subsidiaries (based upon and as of the date of delivery of the most recent Consolidated financial statements of the Original Obligor furnished pursuant to Section 5.03).

“MOLCA Lease Agreement” means the lease agreement between MOLCA S.A. and the Borrower, with respect to the leasing by the Borrower of the port facility located in Zarate, Province of Buenos Aires, stipulating, among other things, the term of the lease (which must cover the entire life of the Loan) and total annual payments to be made to MOLCA S.A.;

“Net Financial Debt to EBITDA Ratio” means for the relevant Calculation Period, the ratio of (a) Financial Debt on the last day of the Calculation Period minus the aggregate stated balance sheet amount of all Cash and Cash Equivalents of such Person and its Subsidiaries as at such date minus, solely for purposes of calculating this ratio as of the end of (i) the 2nd Fiscal Quarter of each Fiscal Year, raw materials and finished goods of the such Person and its Subsidiaries as at such date and (ii) the Financial Quarters ending May 31, 2016 and November 30, 2016, the amount of the Existing Guarantees as at such date to (b) EBITDA for the Calculation Period ending on such date;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

“Non-Cash Items” means for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash “income” (as a negative item) and non-cash “expense” (as a positive item) items which (under accrual accounting) were added or subtracted in determining Net Income for any Person or specified group of Persons for such period, including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes, and provisions for severance pay of staff and workers;

“Notes” has the meaning assigned to it in Section 2.17 (The Notes);

“Obligors” means, collectively, the Borrower, Cañuelas Pack and each Subsidiary Guarantor (each individually an “Obligor”);

“Obstructive Practice” has the meaning assigned to it in Annex J;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable);

“Original Obligor” means the Borrower and Cañuelas Pack.

“Participant” means any Person who acquires a Participation;

“Participation” means the interest of any Participant in any B Loan, or as the context requires, in a B-2 Loan Disbursement;

“Participation Agreement” means an agreement entitled “Amended and Restated Master Participation Agreement” between IFC and the Participant(s) pursuant to which each Participant acquires a Participation;

“Peak Debt Service Coverage Ratio” means, on any day, the ratio obtained by dividing:

(i)                                     the aggregate of (A) Net Income for the most recently ended Calculation Period, (B) Non-Cash Items for such Calculation Period and (C) the amount of all payments that were due during such Calculation Period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)                                  the aggregate of (A) the highest aggregate amount, in any 1 Financial Year from the Financial Year in which the relevant date of calculation falls until the Financial Year of the final scheduled maturity of the Loans, of all scheduled payments (including balloon payments) falling due on account of principal of Long-term Debt and interest and other charges on all Financial Debt during such Financial Year and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment required to be made to any debt service account in such Financial Year under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:

(x)                                 subject to sub-clause (y), for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)                                 interest on Short-term Debt in such Financial Year shall be computed by reference to the aggregate amount of interest thereon paid during the Financial Year in which the relevant date of calculation falls up to the end of the period covered by the latest quarterly financial statements prepared by such Person multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first 2 quarters or the first 3 quarters, respectively;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, a copy of which has been delivered to and receipt of which has been acknowledged by each Obligor;

“Permitted Acquisition” means the acquisition by an Obligor or a Subsidiary of an Obligor of a Person or business (including by way of merger of such Person or business with and into an Obligor or a Subsidiary (so long as such Obligor or such Subsidiary is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by such Obligor or such Subsidiary consists solely of cash, the issuance or incurrence of Financial Debt otherwise permitted by the Transaction Documents and the assumption/acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the Transaction Documents, (B) the acquired Person or business is in a business permitted by the Transaction Documents and (C) all other requirements of the Transaction Documents applicable to Permitted Acquisitions are satisfied;

“Permitted Lien” has the meaning specified in Section 5.02(f) (Negative Covenants);

“Permitted Refinancing Debt” means Financial Debt issued in connection with any refinancing otherwise permitted under Section 5.02(b) (Negative Covenants); provided that:

(i)                                     the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Financial Debt so refinanced (plus the amount of reasonable expenses incurred in connection therewith);

(ii)                                  such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Financial Debt being refinanced;

(iii)                               such Permitted Refinancing Debt, and the agreements and other documents entered into by an Obligor and/or any of its Subsidiaries in connection therewith shall contain terms and conditions (including, without limitation, with respect to the obligor and guarantors, if any, in respect of such Financial Debt so refinanced, amortization schedules, interest rates, redemption provisions, covenants, defaults, security, remedies and, if the Financial Debt so refinanced is subordinated to any other Financial Debt of such Obligor or its Subsidiaries, subordination provisions) not materially less favorable to such Obligor and its Subsidiaries or to IFC than the terms and conditions of the Financial Debt so refinanced (excluding, for purposes of this clause (iii), the impact of market conditions on the interest rate and other economic terms); and

(iv)                              such Financial Debt is incurred either by the Obligor or the Subsidiary that is the obligor with respect to the Financial Debt being refinanced;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Peso” means the lawful currency of the Country;

“Pilar Plant” means the production facility of the Borrower located in Pilar, Province of Buenos Aires, Argentina;

“Pilar Security Documents” means the documents providing for IFC Security consisting of:

(i)            a first-ranking mortgage (“hipoteca”) over the Pilar Plant (including, without limitation, all facilities and all and any movables affixed thereto, improvements and fixtures and any and all assets in replacements thereof) in form and substance satisfactory to IFC;

(ii)           a first-ranking chattel mortgage (“prenda con registro”) over movable assets of the Borrower installed in the Pilar Plant, in form and substance satisfactory to IFC; and

(iii)          all other documents, instruments and agreements relating to, or in connection with, any of the foregoing;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant period described therein, and (z) any Permitted Acquisition, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant period, with the following rules to apply in connection therewith:

(i)                                     all Financial Debt (x) incurred or issued after the first day of the relevant period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant period shall be deemed to have been retired or redeemed on the first day of such period and remain retired through the date of determination;

(ii)                                  all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding; and

(iii)                               in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any other transaction subject to pro forma financial covenant compliance hereunder if effected during the respective period as if the same had occurred on the first day of the respective period but without taking into account any pro forma cost savings and expenses;

“Prohibited Activities” means the activities specified in Annex I;

“Prospective Debt Service Coverage Ratio” means, on any day, the ratio obtained by dividing:

(i)                                     the aggregate of (A) Net Income for the most recently ended Calculation Period, (B) Non-Cash Items for such Calculation Period and (C) the amount of all payments that were due during such Calculation Period on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)                                  the aggregate of (A) all scheduled payments (including balloon payments) that fall due during the Financial Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account during such Financial Year under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:

(x)                                 subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)                                 interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by such Person multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first 2 quarters or the first 3 quarters, respectively;

“Rabobank NY” means Cooperatieve Rabobank U.A., New York Branch (formerly known as Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch);

“Rabobank Debt” means the Financial Debt of the Borrower under the Medium Term Trade Finance Facility dated November 12, 2014 among the Borrower, Compañia Argentina de Granos S.A. and Rabobank NY;

“Related-Party Transactions Corporate Policy” means a policy of each Obligor with respect to the terms of transactions of such Obligor with its Affiliates, which shall be in form and substance satisfactory to IFC;

“Relevant Spread” means (i) with respect to each A Loan, 5.50% per annum, and (ii) with respect to each B Loan, 5.00% per annum;

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or Cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“Rosario Plant” means the production facility of the Borrower located in Rosario, Province of Santa Fe, Argentina;

“Rosario Security Documents” means the documents providing for IFC Security consisting of:

(i)            a first-ranking mortgage (“hipoteca”) over the Rosario Plant (including, without limitation, all facilities and all and any movables affixed thereto, improvements and fixtures and any and all assets in replacements thereof) in form and substance satisfactory to IFC;

(ii)           a first-ranking chattel mortgage (“prenda con registro”) over movable assets of the Borrower installed in the Rosario Plant, in form and substance satisfactory to IFC; and

(iii)          all other documents, instruments and agreements relating to, or in connection with, any of the foregoing;

“S&EA” means the social and environmental review summary (ESRS) and supporting environmental and social action plan (ESAP) prepared and disclosed on December 22, 2015, in accordance with the Performance Standards;

“S&E Management System” means each Obligor’s social and environmental management system enabling it to identify, assess and manage risks in respect of its and its Subsidiaries’ Operations on an ongoing basis;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex J;

“Security Documents” means the documents providing for the IFC Security consisting of:

(i)               the Cañuelas / Adelia Maria Security Documents;

(ii)              the Pilar Security Documents;

(iii)             Rosario Security Documents; and

(iv)             the Spegazzini Security Documents;

“Security Sharing and Intercreditor Agreement” means the agreement entitled “Security Sharing and Intercreditor Agreement” dated June 16, 2016 between Rabobank NY and IFC, as amended by an amendment thereto dated as of the date hereof;

“Share Retention Agreement” means the share retention agreement entitled “Share Retention Agreement” dated June 16, 2016 among the Current Shareholders and IFC;

“Short-term Debt” means all Financial Debt other than Long-term Debt;

“Spegazzini Amendatory Security Documents” means the documents and instruments providing for the amendments to the Spegazzini Security Documents necessary to extend the coverage of the IFC Security set forth therein with respect to the A-2 Loan and the B-2 Loan provided for herein;

“Spegazzini Plant” means the production facility of the Borrower located in Spegazzini, Province of Buenos Aires, Argentina;

“Spegazzini Security Documents” means the documents providing for IFC Security consisting of:

(i)                                     a first or second ranking mortgage (“hipoteca”), as the case may be, over the Spegazzini Plant (including, without limitation, all facilities and all and any movables affixed thereto, improvements and fixtures and any and all assets in replacements thereof) in form and substance satisfactory to IFC;

(ii)                                  a first or second ranking chattel mortgage (“prenda con registro”), as the case may be, over movable assets of the Borrower installed in the Spegazzini Plant, in form and substance satisfactory to IFC; and

(iii)                               all other documents, instruments and agreements relating to, or in connection with, any of the foregoing (including, without limitation, the Spegazzini Amendatory Security Documents);

“Subsidiary” means with respect to any Person, any Affiliate over 50% of whose capital is owned, directly or indirectly, by that Person;

“Subsidiary Guarantee” means each guarantee agreement, substantially in the form of Schedule 9 hereto, executed by a Material Subsidiary of an Obligor;

“Subsidiary Guarantor” means each Material Subsidiary that has executed a counterpart to the Subsidiary Guarantee.

“Tangible Net Worth” means with respect to any Person, the aggregate of:

(i)           (A)         the amount paid up on the share capital of such Person; and

(B)         the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

(w)                               any debit balance on the profit and loss account or impairment of the issued share capital of such Person (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(x)                                 amounts set aside for dividends to the extent not already deducted from equity;

(y)                                 amounts of deferred tax assets; and

(z)                                  amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)                                  if applicable, that part of the net results of operations and the net assets of any subsidiary of such Person attributable to interests that are not owned, directly or indirectly, by such Person;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Termination Date” has the meaning specified in Section 7.01(d) (Guarantee);

“Transaction” means (a) with respect to the Initial Loans, the financing of the Borrower’s capital expenditure program for 2015 through 2017 and refinancing of certain of the Borrower’s Financial Debt and (b) with respect to the Additional Loans, the financing of the recent Cargill Acquisition and refinancing of certain of the Borrower’s Financial Debt;

“Transaction Documents” means:

(i)                                     this Agreement;

(ii)                                  the Notes;

(iii)                               the IFC Fee Letter;

(iv)                              the Subsidiary Guarantees;

(v)                                 the Security Documents;

(vi)                              the Security Sharing and Intercreditor Agreement;

(vii)                           the Share Retention Agreement; and

(viii)                        any other documents or agreements in relation therewith, in implementation therewith, supplemental thereto on in replacement thereof; and

“Transfer Agreement” means the agreement dated after the date hereof but before the date of the first Additional Disbursement between Molinos Rio De La Plata and the Borrower providing that Molinos Rio De La Plata acknowledges the Cargill Acquisition and assigns the existing toll manufacturing contract between Cargill and Molinos Rio De La Plata to the Borrower.

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

1.02.                     Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the applicable Obligor is obligated to furnish to IFC under Section 5.03(a) (Reporting Requirements).

(b)                                 Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c)                                  If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the applicable Obligor plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including such Obligor.

1.03.                     Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                 headings are for convenience only and do not affect the interpretation of this Agreement;

(b)                                 words importing the singular include the plural and vice versa;

(c)                                  a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)                                 a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)                                  a reference to a party to any document includes that party’s successors and permitted assigns.

1.04.                     Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

1.05.                     Existing Loans on the Effective Date. The Borrower and IFC agree that, effective at the time at which all conditions precedent to the effectiveness of this Agreement have been satisfied, (i) this Agreement shall amend and restate in its entirety the Existing Credit Agreement, (ii) the outstanding “A Loans” under (and as such quoted term is defined in) the Existing Credit Agreement shall remain outstanding under this Agreement and shall be “A-1 Loans” hereunder and (iii) the outstanding “B Loans” under (and as such quoted term is defined in) the Existing Credit Agreement shall remain outstanding under this Agreement and shall be “B-1 Loans” hereunder.

ARTICLE II

The Loan

2.01.                     The Additional Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Additional Loans consisting of:

(i)                                     the A-2 Loan, being up to $30,000,000; and

(ii)                                  the B-2 Loan, being up to $45,000,000

2.02.                     Disbursement Procedure. (a) The Borrower may request Additional Disbursements of the Additional Loans during the Availability Period by delivering to IFC, at least 10 Business Days prior to the proposed date of disbursement, an Additional Disbursement request substantially in the form of Schedule 2.

(b)                                 Each Additional Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country as specified by the Borrower in the relevant Additional Disbursement request.

(c)                                  The funds shall be converted into Pesos in accordance with Argentine laws and regulations.

(d)                                 Each Additional Disbursement (other than the last one) shall be made in an amount of not less than $20,000,000. Each Additional Disbursement of the Additional Loans shall be allocated pro rata to the A-2 Loan and the B-2 Loan.

(e)                                  The aggregate amount of the first Additional Disbursement shall not exceed $25,000,000.

(f)                                   The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3, within 5 Business Days following each Additional Disbursement.

2.03.                     Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on the Loans in accordance with this Section 2.03:

(a)                                 During each Interest Period, each Loan (or, with respect to the first Interest Period for each Additional Disbursement, the amount of that Additional Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b)                                 Interest on each A Loan and each B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Additional Disbursement made less than 15 days before an Interest Payment Date, interest on that Additional Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Additional Disbursement.

(c)                                  The A Loan Interest Rate and the B Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)                                     the respective Relevant Spread; and

(ii)                                  LIBOR on the Interest Determination Date for that Interest Period for 6 months (or, in the case of the first Interest Period for any Additional Disbursement, for 1 month, 2 months, 3 months or 6 months, whichever period is closest to the duration of the relevant Interest Period (or, if 2 periods are equally close, the longer one)) rounded upward to the nearest 3 decimal places.

(d)                                 If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service (or if the Reuters Service is not available, with reference to any other service (such as Bloomberg Financial Markets Service) that displays such rates as may be specified by IFC) or if the ICE (or NYSE Euronext, or any other applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency for the relevant Interest Period, IFC shall notify the Borrower, and shall instead determine LIBOR:

(i)                                     on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest 3 decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by any 4 major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than 4 quotations are received, IFC may rely on the quotations so received if not less than 2; or

(ii)                                  if less than 2 quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest 3 decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by a major bank or banks in New York, New York selected by IFC.

(e)                                  Subject to any alternative rate of interest agreed as contemplated by Section 2.03(f) below, if a Market Disruption Event occurs in relation to all or any part of the Loan for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate for the A Loans or the B Loans, or a portion of either, for that Interest Period shall be the rate which is the sum of:

(i)                                     the respective Relevant Spread; and

(ii)                                  either (A) the rate which expresses as a percentage rate per annum the cost to IFC (or the relevant Participant, as notified to IFC as soon as practicable and in any event not later than the close of business on the first day of the Relevant Interest Period) of funding its participation in the Loan from whatever source it may reasonably select or (B) at the option of IFC (or any such Participant, as the case may be), LIBOR for the relevant period as determined in accordance with Section 2.03(d)(ii) above.

(f)                                   (i)                                     If a Market Disruption Event occurs in relation to the Loan and the Borrower so requires, within 5 Business Days of the notification by IFC pursuant to Section 2.03(e) above, IFC and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan.

(ii)                                  Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)                               If agreement cannot be reached, the Borrower may prepay the relevant portion of the Loan in accordance with Section 2.06(a).

(g)                                  On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(h)                                 The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

2.04.                     Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2.0% per annum and the A Loan Interest Rate (with respect to amounts relating to the A Loans) or 2.0% per annum and the B Loan Interest Rate (with respect to amounts relating to the B Loans) in effect from time to time;

(b)                                 Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

2.05.                     Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the A-1 Loan on the following Interest Payment Dates and in the following amounts (determined based on the outstanding amount of the A-1 Loan on the first Interest Payment Date below):

Interest Payment Date	Principal Amount Due

March 15, 2018	1/13
September 15, 2018	1/13
March 15, 2019	1/13
September 15, 2019	1/13
March 15, 2020	1/13
September 15, 2020	1/13
March 15, 2021	1/13
September 15, 2021	1/13
March 15, 2022	1/13
September 15, 2022	1/13
March 15, 2023	1/13
September 15, 2023	1/13
March 15, 2024	1/13

(b)                                 Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the B-1 Loan on the following Interest Payment Dates and in the following amounts (determined based on the outstanding amount of the B-1 Loan on the first Interest Payment Date below):

Interest Payment Date	Principal Amount Due

September 15, 2017	1/8
March 15, 2018	1/8
September 15, 2018	1/8
March 15, 2019	1/8
September 15, 2019	1/8
March 15, 2020	1/8
September 15, 2020	1/8
March 15, 2021	1/8

(c)                                  Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the A-2 Loan on the following Interest Payment Dates and in the following amounts (determined based on the outstanding amount of the A-2 Loan on the first Interest Payment Date below):

Interest Payment Date	Principal Amount Due

September 15, 2018	1/13
March 15, 2019	1/13
September 15, 2019	1/13
March 15, 2020	1/13
September 15, 2020	1/13
March 15, 2021	1/13
September 15, 2021	1/13
March 15, 2022	1/13
September 15, 2022	1/13
March 15, 2023	1/13
September 15, 2023	1/13
March 15, 2024	1/13
September 15, 2024	1/13

(d)                                 Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the B-2 Loan on the following Interest Payment Dates and in the following amounts (determined based on the outstanding amount of the B-2 Loan on the first Interest Payment Date below):

Interest Payment Date	Principal Amount Due

March 15, 2018	1/8
September 15, 2018	1/8
March 15, 2019	1/8
September 15, 2019	1/8
March 15, 2020	1/8
September 15, 2020	1/8
March 15, 2021	1/8
September 15, 2021	1/8

(e)                                  Upon each Additional Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the tables in Section 2.05(a) through 2.05(d) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

(f)                                   Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

2.06.                     Prepayment. Without prejudice to Sections 2.03 (Interest), Section 2.10 (Increased Costs), Section 2.14 (Taxes) and Section 2.16 (Illegality of Participation):

(a)                                 the Borrower may prepay on any Interest Payment Date all or any part of the Loan, on not less than 30 days’ prior notice to IFC, but only if:

(i)                                     the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loans to be prepaid, together with the prepayment premium specified in Section 2.06(b) payment of redeployment costs and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)                                  for a partial prepayment, that prepayment is an amount not less than $10,000,000; and

(iii)                               if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b)                                 On the date of any prepayment of the Loans in accordance with Section 2.06(a), the Borrower shall pay a prepayment premium consisting of an amount in the Loan Currency equal to 2% of the amount to be prepaid. The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of IFC, that such determination involved manifest error).

(c)                                  Amounts of principal prepaid under this Section shall:

(i)                                     first be allocated by IFC pro rata between the A-1 Loan, the A-2 Loan, the B-1 Loan and the B-2 Loan in proportion to their respective principal amounts outstanding; and

(ii)                                  then be applied by IFC to all the respective outstanding installments of principal of the A-1 Loan, the A-2 Loan, the B-1 Loan and the B-2 Loan in inverse order of maturity.

(d)                                 Upon delivery of a notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(e)                                  Any principal amount of the Loans prepaid under this Agreement may not be reborrowed.

2.07.                     Fees. (a) The Borrower shall pay to IFC a non-refundable commitment fee:

(i)                                     (A)                               with respect to the A-2 Loan, at the rate of 1.50% per annum on that part of the A Loan that from time to time has not been disbursed or cancelled, beginning to accrue on September 29, 2016 and ending on the last day of the Availability Period; and

(B)                               such commitment fee with respect to the A-2 Loan shall be due and payable semi-annually, in arrears, on each Interest Payment Date and shall be prorated on the basis of a 360-day year for the actual number of days elapsed.

(ii)                                  (A)                               with respect to the B-2 Loan, at a rate of 1.50% per annum on that part of the B Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of the Participation Agreement evidencing that Participation and ending on the last day of the Availability Period; and

(B)                               such commitment fee with respect to the B-2 Loan shall be due and payable semi-annually, in arrears, on each Interest Payment Date and shall be prorated on the basis of a 360-day year for the actual number of days elapsed.

(b)                                 The Borrower shall also pay to IFC:

(i)                                     a non-refundable front-end fee on the A-2 Loan of $375,000, to be paid on the earlier of (x) the date which is 30 days after the date of this Agreement and (y) the date immediately preceding the date of the first A-2 Loan Disbursement;

(ii)                                  a non-refundable front-end fee on the B-1 Loan of $625,000, to be paid after January 1, 2017 but in no case later than March 31, 2017;

(iii)                               a non-refundable front-end fee on the B-2 Loan of $562,500, to be paid after January 1, 2017 but in no case later than March 31, 2017;

(iv)                              a non-refundable portfolio supervision fee of $15,000 per annum, payable upon receipt of a statement from IFC;

(v)                                 the fees set forth in the IFC Fee Letter; and

(vi)                              if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

2.08.                     Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to any B Loan that is received after that time as made on the next Business Day and accordingly interest will accrue on any Participant’s pro rata share of that payment with respect to which IFC is unable to make same day remittance to that Participant.

(b)                                 The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c)                                  The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

(d)                                 Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Obligors to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

2.9.                            Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

2.10.                     Increased Costs.

(a)                                 On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

(b)                                 If the Borrower is required to pay any Increased Costs pursuant to Section 2.10(a), it may prepay, in whole but not in part, that part of the Loans with respect to which the Increased Costs are being incurred. Such prepayment shall be made in accordance with Section 2.06 (Prepayment) except that the provisions with respect to the minimum prepayment amount set forth in Section 2.06(a)(ii), the prepayment premium set forth in Section 2.06(b) and the allocation of the principal amount prepaid set forth in Section 2.06(c) shall not apply.

2.11.                     Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of:

(i)                                     the Borrower failing to borrow in accordance with a request for Additional Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)                                  the Borrower failing to prepay in accordance with a notice of prepayment;

(iii)                               the Borrower prepaying all or any portion of the Loans on a date other than an Interest Payment Date; or

(b)                                 after acceleration of the Loan, the Borrower paying all or a portion of the Loans on a date other than an Interest Payment Date;

then the Borrower shall compensate IFC for the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred. A certificate of IFC setting forth any amount or amounts that IFC is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay IFC the amount shown as due on any such certificate immediately after receipt thereof.

(c)                                  For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Additional Disbursement or prepayment of the Loan, or any payment of all or part of the Loans upon acceleration.

2.12.                     Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to request Additional Disbursements or cancel the undisbursed portion of the Loans in whole or in part:

(i)                                     if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(ii)                                  if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

(b)                                 Unless IFC shall notify the Borrower in writing to the contrary, the undisbursed portion of the Additional Loans will be cancelled at the end of the Availability Period.

(c)                                  Upon occurrence of any of the events in clauses (a) or (b), the right of the Borrower to any further Additional Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(d)                                 In the case of partial cancellation of the Additional Loans pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a), interest on the amount then outstanding of the Additional Loans remains payable as provided in Section 2.03 (Interest).

2.13.                     Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Additional Loans on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b)                                 IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Additional Loans effective as of that specified date if, subject to Section 2.12(c), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c)                                  Any portion of the Additional Loans that is cancelled under this Section 2.13 may not be reinstated or disbursed.

2.14.                     Taxes. (a) The Obligors shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made.

(b)                                 All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c)                                  If the Obligors are prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Obligors under this subsection) had those payments been made without that deduction.

(d)                                 If Section 2.14(c) applies and IFC so requests, the Obligors shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e)                                  Section 2.14(a) and Section 2.14(b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in any A Loan) having its principal office in the Country or having or maintaining a permanent office or establishment in the

Country, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in any A Loan).

2.15.                     Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, reasonable fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)                                 The Borrower shall pay to IFC or as IFC may direct:

(i)                                     the reasonable fees and expenses of IFC’s technical consultants incurred in connection with the investment by IFC provided for under this Agreement;

(ii)                                  the reasonable and documented fees and expenses of IFC’s counsel in the Country and the United States (New York) incurred in connection with:

(A)                               the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)                               the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)                               the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)                               the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)                                the registration (where appropriate) and the delivery of the Notes relating to the Loans and their disbursement;

(F)                                 the occurrence of any Event of Default or Potential Event of Default; and

(G)                               the release of the IFC Security following repayment in full of the Loan; and

(iii)                               the costs and expenses incurred by IFC in connection with a secure web-based electronic syndication system used by IFC to syndicate any B Loan; and

(c)                                  the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including reasonable legal and other professional consultants’ fees on a full indemnity basis.

2.16.                     Illegality of Participation. If, after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for any Participant to continue to maintain or to fund its Participation:

(a)                                 the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of a B Loan that IFC advises corresponds to that Participation;

(b)                                 concurrently with the prepayment of the part of a B Loan corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of such B Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs));

(c)                                  the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.16(a) if any such Authorization is then required; and

(d)                                 the Borrower shall have no further right to disbursement of the undisbursed portion of a B Loan corresponding to that Participation after it has received IFC’s request for prepayment under this Section.

2.17.                     The Notes.

(a)                                 In connection with and at the time of each Additional Disbursement, the Borrower shall execute and deliver to IFC a non-endorsable promissory note (pagaré), payable on demand, for, and in the principal amount of, each Additional Disbursement and dated the date on which the Borrower receives that Additional Disbursement (each such promissory note, a “Note”), which shall (i) be in the form attached hereto as of Schedule 4 appropriately completed, (ii) be executed “por aval” by Cañuelas Pack and each Subsidiary Guarantor, (iii) have the signatures and capacities of the applicable Obligor’s representatives duly certified and authenticated by an Argentinean notary public acting within its capacities, and (iv) comply with all other conditions required by the laws of the Country to constitute, at all times, a “título ejecutivo” and deliver it to IFC.

(b)                                 Neither the execution and delivery of this Agreement, nor the issuance of any of the Notes provided for hereunder is intended to, and shall hence not, constitute a novation of any of the Loans (including, without limitation, the Initial Loans), nor of any of the Obligors’ obligations hereunder or any of the other Transaction Documents.

(c)                                  Each Obligor represents and agrees that at the time of delivery of each Note, each Note shall constitute in the Country a valid binding and enforceable obligation of such Obligor in accordance with its terms. If IFC so requests, such Obligor shall furnish to IFC evidence satisfactory to IFC that all formalities required for that purpose have been satisfied. Each Obligor hereby jointly and severally agrees to indemnify IFC for all costs and expenses associated with the enforcement of the Notes.

ARTICLE III

Representations and Warranties

3.01.                     Representations and Warranties. Each Obligor represents and warrants that:

(a)                                 Organization and Authority. Each of the Obligors and each of its Subsidiaries is a company (a “sociedad anónima”) duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b)                                 Validity. Each Transaction Document to which any Obligor or any Subsidiary is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.02(a) (Conditions of First Disbursement) has been, or will be, amended or modified except as permitted under this Agreement;

(c)                                  No Conflict. Neither the making of any Transaction Document to which any Obligor is a party nor (when all the Authorizations referred to in Section 4.02(d) (Conditions of First Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person or its Subsidiaries is a party or by which it or its Subsidiaries is bound, or violate any of the terms or provisions of such Person’s Charter or any of its Subsidiaries’ Charters or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person or to any of its Subsidiaries;

(d)                                 Status of Authorizations. To the best of each Obligor’s knowledge after due inquiry, the Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by any Obligor or any of their respective Subsidiaries to conduct its business, carry out the Transactions and comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party and those Authorizations have all been obtained and are in full force and effect;

(e)                                  No Amendments to Charter. The Charter of each Obligor has not been amended since May 13, 2003;

(f)                                   No Immunity. No Obligor nor any of their respective Subsidiaries nor any of their respective property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any Transaction Document;

(g)                                  Disclosure. The Information Memorandum dated February 2016 relating to each Obligor and its Subsidiaries was and continues to be true and accurate (other than for projections and other forward-looking statements contained in that Information Memorandum which the Obligors believe to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h)                                 Financial Condition. Since November 30, 2015, no Obligor nor any of their respective Subsidiaries:

(i)                                     has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii)                                  has undertaken or agreed to undertake any substantial obligation;

(i)                                     Financial Statements. The Consolidated and unconsolidated financial statements of each Obligor and its Subsidiaries for the period ending on November 30, 2015:

(i)                                     have been prepared in accordance with the Accounting Standards, and present fairly the financial condition of such Obligor and its Subsidiaries as of the date as of which they were prepared and the results of the operations of such Obligor and its Subsidiaries during the period then ended;

(ii)                                  disclose all liabilities (contingent or otherwise) of such Obligor and its Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by such Obligor or any of its Subsidiaries (whether or not such commitments have been disclosed in such financial statements);

(j)                                    Employee Benefit Plans. Neither of the Obligors nor their respective Subsidiaries has any employee benefit plans;

(k)                                 Title to Assets and Permitted Liens. Each of the Obligors and their respective Subsidiaries has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by any Obligor or any of their respective Subsidiaries of any Lien, except for the IFC Security;

(1)                                 IFC Security.

(i)                                     The provisions of the Cañuelas / Adelia Maria Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets and rights covered by the Cañuelas / Adelia Maria Security Documents; and, except for the filing of the Cañuelas / Adelia Maria Amendatory Security Documents, all recordings and filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Cañuelas / Adelia Maria Security Document will constitute the Applicable Priority Security Interest in all assets and rights subject to the Cañuelas / Adelia Maria Security Documents;

(ii)                                  The provisions of the Spegazzini Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets and rights covered by the Spegazzini Security Documents; and, except for the filing of the Spegazzini Amendatory Security Documents, all recordings and filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Spegazzini Security Document will constitute the Applicable Priority Security Interest in all assets and rights subject to the Spegazzini Security Documents;

(iii)                               Upon execution and delivery of the Pilar Security Documents, the provisions of the Pilar Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets and rights covered by the Pilar Security Documents; and all recordings and filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Pilar Security Document will constitute the Applicable Priority Security Interest in all assets and rights subject to the Pilar Security Documents;

(iv)                              Upon execution and delivery of the Rosario Security Documents, the provisions of the Rosario Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets and rights covered by the Rosario Security Documents; and all recordings and filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Rosario Security Document will constitute the Applicable Priority Security Interest in all assets and rights subject to the Rosario Security Documents;

(m)                             Financial Debt. Annex D sets forth all Financial Debt of the Obligors and their respective Subsidiaries as of the date hereof, and there exists no outstanding default under any Financial Debt of the Obligors or their respective Subsidiaries;

(n)                                 Taxes. All tax returns and reports of each of the Obligors and their respective Subsidiaries required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon any Obligor or any of its Subsidiaries, or their respective properties, income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest, except Taxes, obligations, fees and other governmental charges that are being contested in good faith by appropriate proceedings and for which the applicable Obligor, has set aside on its books adequate reserves;

(o)                                 Litigation. No Obligor nor any of its Subsidiaries is engaged in nor, to the best of such Obligor’s knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(p)                                 Compliance with Law.

(i)                                     To the best of each Obligor’s knowledge and belief, after due inquiry, no Obligor nor any of their respective Subsidiaries is in violation of any statute or regulation of any Authority in connection with the conduct of its respective business or ownership of its respective property; and

(ii)                                  No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(q)                                 Environmental Matters.

(i)                                     To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in respect of its or any of its Subsidiaries’ Operations other than those identified by the S&EA; and

(ii)                                  Neither it nor any of its Subsidiaries has received nor is it or any of its Subsidiaries aware of (i) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (ii) any material written communication from any Person, in either case, concerning its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(r)                                    Labor Matters. There are no ongoing or, to the best knowledge of each Obligor after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of any Obligor or any of their respective Subsidiaries;

(s)                                   Use of Proceeds. The proceeds of the Loans shall be utilized to consummate the Transactions;

(t)                                    Subsidiaries. Annex E correctly sets forth, as of the date hereof and the date of the first Additional Disbursement, the Subsidiaries of each Obligor and the percentage ownership (direct and indirect) of each holder in each class of capital stock of each Obligor, and the direct owner thereof;

(u)                                 Sanctionable Practices. No Obligor, nor any of their respective Subsidiaries or Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(v)                                 UN Security Council Resolutions. The Obligors have neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; and

(w)                               No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading.

3.02.                     IFC Reliance. Each Obligor acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing IFC to enter into this Agreement and the other Transaction Documents (and the Participants to enter into the Participation Agreement) and that IFC enters into this Agreement and the other Transaction Documents (and the Participants will enter into the Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

4.01.                     Conditions of Effectiveness. This Agreement will become effective on the date on which IFC shall have received the following:

(a)                                 Loan Agreement. This Agreement, in form and substance satisfactory to IFC, has been entered into by all parties; and

(b)                                 Participation Agreement. IFC has entered into Participation Agreements with Participants for the acquisition by them of Participations in B Loans in an aggregate amount equal to the full amount of the B Loans and the Participation Agreement is in full force and effect.

4.02.                     Conditions of First Disbursement. The obligation of IFC to make the first Additional Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Additional Disbursement of the following conditions:

(a)                                 Transaction Documents. All Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for the Notes, each of which will become unconditional and fully effective on the date of the applicable Additional Disbursement), and IFC has received a copy of each of those agreements to which it is not a party;

(b)                                 Security. (i) The Pilar Security Documents and the Rosario Security Documents have been duly presented to the applicable registries for filing to create the Applicable Priority Security Interest in all assets and rights subject to the Pilar Security Documents and the Rosario Security Documents; and (ii) the Cañuelas / Adelia Maria Amendatory Security Documents and the Spegazzini Amendatory Security Documents have been duly presented to the applicable registries for filing to extend the coverage provided for therein with respect to the A-2 Loan and the B-2 Loan.

(c)                                  Share Retention Agreement. A confirmation of the Share Retention Agreement, in form and substance satisfactory to IFC, shall have been executed by the Current Shareholders, the Borrower and Cañuelas Pack.

(d)                                 Authorizations. Each Obligor has obtained, and provided to IFC copies of, all Authorizations listed in Annex B, and such other Authorizations that may become necessary for:

(i)                                     the Loan;

(ii)                                  the Obligors’ and their Operations;

(iii)                               the due execution, delivery, validity and enforceability of, and performance by each Obligor of its respective obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(iv)                              the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations are in full force and effect;

(e)                                  Legal Opinions. IFC has received (i) a legal opinion from FGM Abogados, IFC’s counsel in the Country, concurred in by counsel for the Obligors, and covering such matters relating to the transactions contemplated by this Agreement as IFC may reasonably request; and (ii) a legal opinion from Mayer Brown LLP, IFC’s counsel in New York, with regard to the New York law aspects of this Agreement;

(f)                                   CFO Certificate. IFC shall have received a certificate of the Borrower’s chief financial officer certifying that, as at a date within 60 days prior to the date of first Additional Disbursement, each Obligor was in compliance with the provisions of Section 5.01(c) (Affirmative Covenants) and containing a brief description of the systems and records in place;

(g)                                  Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F prior to the date of first Additional Disbursement, and a certification of the Obligors’ and their Subsidiaries’ insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(h)                                 Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Additional Disbursement;

(i)                                     Legal Fees and Expenses. IFC has received the reimbursement of all reasonable and invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(ii) or confirmation that those fees and expenses have been paid directly to that counsel;

(j)                                    Solvency. IFC has received a solvency certificate in the form of Schedule 5 from the chief financial officer of each Obligor;

(k)                                 Appointment of Agent. Each Obligor has delivered to IFC evidence, substantially in the form of Schedule 6, of appointment of an agent for service of process pursuant to Section 8.05 (Enforcement); and

(1)                                 Environmental Matters. The Borrower has completed an S&EA and delivered to IFC an Action Plan, each in form and substance acceptable to IFC.

(m)                             Transfer Agreement. IFC has received an executed copy of the Transfer Agreement.

4.03.                     Conditions of All Disbursements.

(a)                                 The obligation of IFC to make any Additional Disbursement, including the first Additional Disbursement, is also subject to the conditions that:

(i)                                     No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(ii)                                  Use of Proceeds. The proceeds of that Additional Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(s), or will be needed for that purpose within 3 months of that date;

(iii)                               No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(iv)                              No Material Loss or Liability. Since the date of this Agreement no Obligor nor any of their respective Subsidiaries have incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));

(v)                                 Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Additional Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Additional Disbursement (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(vi)                              Legal Opinions. IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country, and, if requested by IFC, concurred in by counsel for the Obligors, with respect to any matters relating to that Additional Disbursement;

(vii)                           No Violations. After giving effect to that Additional Disbursement, no Obligor would be in violation of:

(A)                               its Charter;

(B)                               any provision contained in any document to which it is a party (including this Agreement and the Security Documents) or by which it is bound; or

(C)                               any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(viii)                        Financial Ratios. (Without limiting the generality of Section 4.03(a)(vii), after taking into account the amount of that Additional Disbursement and any other Long-term Debt incurred by the Borrower and of any amounts of Tangible Net Worth paid into the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (Reporting Requirements) (or, in the case of the first Additional Disbursement, the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) of the Existing Loan Agreement):

(ix)                              the Borrower is in compliance with the ratios set forth in Section 5.01(n); and

(x)                                 the Prospective Debt Service Coverage Ratio of the Borrower, on a Consolidated Basis, would not be less than (x) if such Additional Disbursement is made during Financial Year 2016, 1.2 to 1.0 and (y) is such Additional Disbursement is made during Financial Year 2017, 1.4 to 1.0;

provided that, with respect to any Additional Disbursement requested to be made prior to the date when the first financial statements to be delivered to IFC pursuant to Section 5.03(a) (Reporting Requirements) would be due, the calculation of the ratios set forth in clauses (i) and (ii) above shall be made on the basis of such information as IFC may reasonably request, verified, if IFC so requires, by the Auditors;

(xi)                              Fees and Expenses. IFC shall have received the reimbursement of all reasonable and invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(ii) or confirmation that those fees and expenses have been paid directly to that counsel;

(xii)                           CFO Certificate. IFC shall have received a certificate of the Borrower’s chief financial officer certifying that in the 3 months prior to such Additional Disbursement, the Borrower has received revenues of at least $142,000,000 with EBITDA of the Borrower for the previous 3 months was at least $12,500,000;

(xiii)                        CAGSA Representation. IFC shall have received a certificate from Compañia Argentina de Granos S.A. (“CAGSA”) and an Authorized Representative of the Borrower that no Event of Default or potential Event of Default exists under any Financial Debt of CAGSA (including the Existing Guarantees);

(xiv)                       Action Plan. All actions required to be completed as condition for such Additional Disbursement under the Action Plan have been completed to IFC’s satisfaction;

(xv)                          The Notes. IFC has received 1 or more Notes, as applicable, in the form attached as Schedule 4 in accordance with Section 2.17 (The Notes);

(xvi)                       Environmental Matters. All material actions required to be completed at the time of that Additional Disbursement under the Action Plan have been completed to IFC’s satisfaction; and

(b)           Conditions to Second Additional Disbursement. In addition to the foregoing, the obligation of IFC to make the second Additional Disbursement is also subject to the condition that IFC has received evidence satisfactory to it that the Rabobank Debt has been paid in full.

4.04.       Borrower’s Certification. The Borrower shall deliver to IFC with respect to each request for Additional Disbursement:

(a)           certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.03 (Conditions of All Disbursements) (other than the condition in Section 4.03(a)(vii)) expressed to be effective as of the date of that Additional Disbursement); and

(b)           such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Additional Disbursement or the utilization of the proceeds of any prior Additional Disbursement.

4.05.       B Loan Conditions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make:

(a)           any B-2 Loan Disbursement, except to the extent that the Participants provide funds for that B-2 Loan Disbursement under their Participations; and

(b)           any Additional Disbursement except pro rata from the A-2 Loan and the B-2 Loan.

4.06.       Conditions for IFC Benefit. The conditions in Section 4.01 through Section 4.05 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

5.01.       Affirmative Covenants. Unless IFC otherwise agrees in writing, each Obligor shall, and shall cause each of its Subsidiaries to:

(a)           Corporate Existence; Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b)           Use of Proceeds; Compliance with Law. Apply the proceeds of the Loans exclusively as set forth in Section 3.01(s), comply in all material respects (or, in the case of Applicable S&E Law, in all respects) with all applicable law, statutes, regulations (including, without limitation, foreign exchange regulations) and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls);

(c)           Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of each Obligor and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d)           Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that no Obligor nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e)           Auditors. Maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Obligors and their Subsidiaries;

(f)            Authorization to Auditors. Irrevocably authorize, in the form of Schedule 7, the Auditors (whose fees and expenses shall be for the account of such Obligor) to communicate directly with IFC at any time regarding such Obligor’s or any of its Subsidiary’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(g)           Access. Upon IFC’s request and with reasonable prior notice to the applicable Obligor, permit representatives of IFC and the Compliance Advisor/Ombudsman (CAO), during normal office hours, to:

(i)            visit any of the sites and premises where the business of such Obligor or any of its Subsidiaries is conducted;

(ii)           inspect any sites, facilities, plants and equipment of such Obligor and any of its Subsidiaries;

(iii)          have access to the books of account and all records and any of its Subsidiaries; and

(iv)          have access to those employees, agents, contractors and subcontractors of such Obligor and any of its Subsidiaries who have or may have knowledge of matters with respect to which IFC seeks information;

provided that (i) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (ii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s role;

(h)           Environmental Matters. Undertake its respective Operations in compliance with (i) the Action Plan and (ii) the applicable requirements of the Performance Standards;

(i)            Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to such Obligor’s or its Subsidiaries’ Operations, or in light of environmental or social risks identified by the Obligors’ S&E Management Systems; and revise the form as agreed with IFC;

(j)            S&E Management System. Use all reasonable efforts to ensure the continuing operation of the S&E Management System to assess and manage the social and environmental performance of the Obligors’ and their Subsidiaries’ Operations in compliance with the Performance Standards;

(k)           Authorizations.

(i)            obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Transactions, the carrying out of the business and Operations of each Obligor and its Subsidiaries generally and the compliance by each Obligor and its Subsidiaries with all their respective obligations under the Transaction Documents; and

(ii)           comply with all the conditions and restrictions contained in, or imposed on each Obligor or any of its Subsidiaries by, those Authorizations;

(1)           Security; Further Assurances.

(i)            Take such actions as are necessary or as IFC may reasonably request from time to time to ensure that the Guaranteed Obligations are guaranteed by each Material Subsidiary;

(ii)           From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC (including notarization by a Notary Public of the Country acceptable to IFC of any of the Security Documents) (A) for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise and, if necessary, create and perfect additional IFC Security, in each case, with the Applicable Priority Security Interest, and (B) to enable each Obligor and its Subsidiaries to comply with their respective obligations under the Transaction Documents;

(iii)          No later than 30 days after any existing Subsidiary becomes a Material Subsidiary or the formation or acquisition of a Material Subsidiary, subject to applicable law, the Original Obligors will cause each such Material Subsidiary (x) to become a Subsidiary Guarantor by executing and delivering to IFC a Subsidiary Guarantee and (y) to provide other customary documentation requested by IFC, including a Certificate of Incumbency and Authority, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in such Certificate of Incumbency and Authority, in each case, in form and substance satisfactory to IFC.

(iv)          On or before the date that is 90 days after the first Additional Disbursement, take such actions as are necessary or as IFC may reasonably request to ensure that all recordings and . filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that (a) the Liens created by each Cañuelas / Adelia Maria Security Document continue to constitute the Applicable Priority Security Interest in all assets and rights subject to the Cañuelas / Adelia Maria Security Documents and their respective coverage extended to secure all obligations with respect to the A-2 Loan and the B-2 Loan, as applicable; (b) the Liens created by each Spegazzini Security Document continue to constitute the Applicable Priority Security Interest in all assets and rights subject to the Spegazzini Security Documents and their respective coverage extended to secure all obligations with respect to the A-2 Loan and the B-2 Loan, as applicable; (c) the Liens created by each Pilar Security Document constitute the Applicable Priority Security Interest in all assets and rights subject to the Pilar Security Documents; and (d) the Liens created by each Rosario Security Document constitute the Applicable Priority Security Interest in all assets and rights subject to the Rosario Security Documents;

(v)           On or before the date that is 60 days after the Cargill Acquisition, provide IFC with all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) Ñwith respect to the assets purchased as part of the Cargill Acquisition.

(m)          Appraisals. Deliver to IFC, on approximately the 2nd and 4th anniversary of the date hereof, appraisals of the assets subject to the Security Documents from one or more firms satisfactory to IFC, which appraisals shall be satisfactory to IFC in its sole discretion;

(n)           Borrower Financial Ratios. With respect to the Borrower and its Subsidiaries, maintain:

(i)            at all times, a Current Ratio of at least 1.2 to 1.0;

(ii)           a Net Financial Debt to EBITDA Ratio, on a Consolidated Basis, of not more than, for the Financial Quarter ending (A) May 31, 2016, 4.0 to 1.0, (B) November 30, 2016, 3.0 to 1.0, (C) May 31, 2017 and each May 31 thereafter, 3.0 to 1.0 and (D) November 30, 2017 and each November 30 thereafter 2.5 to 1.0;

(iii)          at all times, a Liabilities to Tangible Net Worth Ratio, on a Consolidated Basis, of not more than , for each Financial Quarter ending (A) May 31, 2.5 to 1.0 and (B) November 30, 1.7 to 1.0; and

(iv)          at all times, a ratio of (x) the result of (I) the liquidation value of the assets subject to the IFC Security over which IFC has the Applicable Priority Security Interest, determined based on the most recently delivered appraisal under Section 5.01(m) minus (II) the outstanding amount of the Rabobank Debt minus (III) the outstanding amount of the Banco Ciudad Debt to (y) the outstanding balance of the Loans, of not less than 1.5 to 1.0;

(o)           Cañuelas Pack Financial Covenants. With respect to Cañuelas Pack and its Subsidiaries, maintain at all times, on a Consolidated Basis:

(i)            Financial Debt outstanding of not more than $5,000,000; and

(ii)           Tangible Net Worth of at least $500,000;

(p)           Related-Party Transactions Corporate Policy. Maintain in full force and effect, and comply with, the Related-Party Transactions Corporate Policy; and

(q)           Existing Guarantees. Terminate in full the Existing Guarantees set forth on Annex L on the cancellation dates described on Annex L and receive a full and complete release from each relevant beneficiary, on terms satisfactory to IFC.

5.02.       Negative Covenants. Unless IFC otherwise agrees in writing, no Obligor shall, nor shall they permit any of their Subsidiaries to:

(a)           Restricted Payments. Declare or pay any Restricted Payment, except that:

(i)            any Subsidiary of an Obligor may declare and pay Cash Restricted Payments to an Obligor or to any wholly-owned Subsidiary of an Obligor;

(ii)           any partially-owned Subsidiary may declare and pay Cash Restricted Payments to its stockholders, provided that any applicable Obligor and its Subsidiaries must receive at least their proportionate share of any Restricted Payments paid by such Subsidiary; and

(iii)          so long as the applicable Obligor had Net Income greater than $0.00 for the most recent Calculation Period, such Obligor may declare and pay Cash Restricted Payments if, after giving effect to such Restricted Payment (A) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, (B) the Obligors are in compliance with all financial covenants set forth in Section 5.01(n) and (o) on a Pro Forma Basis, (C) the Prospective Debt Coverage Ratio on such date is not less than 1.4 to 1.0 and (D) such Obligor delivers to IFC a certification substantially in the form of Schedule 8; provided that any such Cash Restricted Payments shall be made entirely out of retained earnings and such retained earnings shall not include any amount resulting from the revaluation of any of the applicable Obligor’s assets;

(b)           Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:

(i)            the Loan;

(ii)           the Financial Debt set forth on Annex D;

(iii)          the Existing Guarantees set forth on Annex L;

(iv)          intercompany Financial Debt between or among the Obligors and any of their wholly-owned Subsidiaries; provided, however, that:

(A)          if an Obligor is the obligor on such Financial Debt, such Financial Debt must be (1) expressly subordinated to the prior payment in full in Cash of all obligations with respect to the Loans and (2) pledged or assigned to IFC as part of the IFC Security, in each case on terms and pursuant to documentation satisfactory to IFC; and

(B)          (x) any subsequent issuance or transfer of any equity interest in a wholly-owned Subsidiary thereof that results in any such Financial Debt being held by a Person other than an Obligor or a wholly-owned Subsidiary thereof and (y) any sale or other transfer of any such Financial Debt to a Person that is not either an Obligor or a wholly-owned Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Financial Debt by such Obligor or such Subsidiary, as the case may be, that was not permitted by this clause (iii);

(v)           Permitted Refinancing Debt incurred by an Obligor or any of its Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Financial Debt (other than intercompany Financial Debt) otherwise permitted by this Agreement; and

(vi)          Financial Debt of an Obligor and its Subsidiaries if, after giving effect to the incurrence thereof, (A) the Obligors are in compliance with all financial covenants set forth in Section 5.01(n) and (o), (B) the Peak Debt Service Coverage Ratio of the Borrower is not less than 1.4 to 1.0 and (C) the Dollar Debt Service to Exports Ratio of the Borrower is not less than 1.0 to 1.0, in each case as certified by the chief financial officer of each Obligor;

(c)           Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases), except with respect to which the aggregate lease payments do not exceed the equivalent of $7,000,000 in any Financial Year;

(d)           Derivative Transactions. Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction other than in the ordinary course of business, and not for speculative purposes;

(e)           Guarantees and Other Obligations. Notwithstanding the provisions of Section 5.02(b), enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except the Existing Guarantees set forth on Annex L;

(f)            Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of any Obligor or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)            the IFC Security;

(ii)           Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G; provided that (A) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)          any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)          those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Transactions or the carrying on of the business or Operations of each Obligor and its Subsidiaries; and

(B)          the applicable Obligor has set aside adequate reserves sufficient to promptly pay in full any amounts that such Obligor may be ordered to pay on final determination of any such proceedings;

(iv)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6.02(o);

(v)           Liens over export agreements and/or accounts receivables generated by sales or exports of products or entered into by any Obligor or any of its Subsidiaries in the ordinary course of business, securing pre-export financing facilities provided by lenders or trusts;

(vi)          Liens on fixed or capital assets acquired, constructed or improved by any Obligor or any Subsidiary; provided that (A) such security interests secure Financial Debt permitted by Section 5.02(b), (B) such security interests and the Financial Debt secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement, (C) the Financial Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved and (D) such security interests shall not apply to any other property or assets of any Obligor or any Subsidiary;

(vii)         easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not materially interfering with the conduct of the business and Operations of any applicable Obligor or any of its Subsidiaries; and

(viii)        Liens securing obligations at no time exceeding 20% of the Consolidated fixed assets of the Original Obligors and their Subsidiaries in aggregate principal amount;

(g)           Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby an Obligor or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products;

(h)           Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency for a material portion of its purchases or sales;

(i)            Profit Sharing Arrangements. Except in the ordinary course of business, consistent with customary market practice, and with non-Affiliates, enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby an Obligor’s income or profits are, or might be, shared with any other Person;

(j)            Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

(k)           Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing are “Investment” and, collectively, “Investments”) other than the following:

(i)            each Obligor and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Obligor or such Subsidiary;

(ii)           each Obligor and its Subsidiaries may acquire and hold Cash and Cash Equivalents;

(iii)          each Obligor and its Subsidiaries may hold the Investments held by them on the date hereof and described on Annex C, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 6.02(k);

(iv)          each Obligor and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           any Obligor may enter into a Derivative Transaction or assume the obligations of any party to a Derivative Transaction to the extent permitted by Section 5.02(d);

(vi)          each Obligor and its Subsidiaries may make intercompany loans and advances to any wholly-owned Subsidiary to the extent permitted by Section 5.02(b)(iv);

(vii)         each Obligor and its Subsidiaries may own the equity interests of its respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this

Section 5.02(k)) so long as if such Subsidiary is a Material Subsidiary, such Subsidiary becomes a party to the Transaction Documents, including the execution and delivery of a Subsidiary Guarantee and such Subsidiary provides other customary documentation requested by IFC;

(viii)        the Obligors and their respective Subsidiaries may make Permitted Acquisitions so long as:

(A)          no Event of Default or Potential Event of Default shall have occurred at the time of, or after giving effect to, such Permitted Acquisition;

(B)          calculations made by the applicable Obligor with respect to all financial covenants for the respective Calculation Period on a Pro Forma Basis show that all financial covenants would have been complied with as if such Permitted Acquisition had occurred on the first day of such Calculation Period;

(C)          all representations and warranties contained in the Transaction Documents are true and correct;

(D)          the aggregate consideration for all Permitted Acquisitions shall not exceed the equivalent of $10,000,000 for each Financial Year; and

(E)           the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing; and

(ix)          each Obligor and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of such Obligor or such Subsidiary;

(l)            Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document; or (ii) change its Financial Year;

(m)          Amendments, Waivers, Etc. of Material Agreements. Terminate, amend or grant any waiver with respect to any provision of:

(i)            any Transaction Document;

(ii)           the MOLCA Lease Agreement; or

(iii)          any agreement or other instrument evidencing or relating to Financial Debt;

(n)           Prepayment of Long-Term Debt. Make any voluntary, optional or mandatory prepayment of or repurchase or reacquire for value any Financial Debt (other than the Loans and prepayments of the Rabobank Debt) pursuant to any provision of any agreement or note with respect to that Financial Debt unless (i) such Financial Debt is refinanced with Permitted Refinancing Debt, or (ii) the applicable Obligor gives IFC at least 30 days’ advance notice of its intention to make the proposed prepayment and, if IFC so requires, such Obligor contemporaneously prepays a proportion of the Loans equivalent to the proportion of the part of the Financial Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.06 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;

(o)           Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by each Obligor and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto; or engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity;

(p)           Winding Up, Liquidation, Merger or Consolidation. Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture or transaction of merger or consolidation, except that any Subsidiary of an Obligor may merge or consolidate with and into, or be dissolved or liquidated into, such Obligor or any wholly-owned Subsidiary of such Obligor, so long as (A) such Obligor or such Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (B) any security interests granted to IFC pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect with the Applicable Priority Security Interest (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(q)           Asset Sales. Sell, transfer, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, except that:

(i)            each Obligor and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(ii)           each Obligor and its Subsidiaries may sell assets (other than the capital stock or other equity interests of any Subsidiary if, after giving effect to such sale, the entity would no longer be a Subsidiary), so long as (A) no Event of Default or Potential Event of Default then exists or would result therefrom, (B) each such sale is made on an arm’s-length basis and such Obligor or the respective Subsidiary receives at least fair market value, as determined in good faith by the board of directors of such Obligor, (C) the consideration received by such Obligor or such Subsidiary consists solely of Cash and is paid at the time of the closing of such sale; provided that the Obligors and their Subsidiaries may only sell or otherwise dispose of assets under this clause (C) in an amount not exceeding $10,000,000 in any Financial Year and (D) such assets are not subject to the lien of the Security Documents;

(iii)          each Obligor and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(iv)          each Obligor and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of such Obligor or any of its Subsidiaries, in each case so long as no such grant otherwise affects IFC’s security interest in the asset or property subject thereto;

(v)           each Obligor or any Subsidiary may convey, sell or otherwise transfer all or any part of its business, properties and assets to an Obligor or to any wholly-owned Subsidiary of an Obligor, so long as any security interests granted to IFC pursuant to the Security Documents in the assets so transferred shall remain in full force and effect with the Applicable Priority Security Interest (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken; and

(vi)          each Obligor and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for Cash at fair market value;

(r)            Asset Purchases. Purchase or otherwise acquire (in 1 or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i)            expenditures for fixed or other non-current assets by an Obligor and its Subsidiaries shall be permitted; and

(ii)           Investments may be made to the extent permitted by Section 5.02(k);

(s)            Use of Proceeds. Use the proceeds of any Loan in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(t)            Amendment of Action Plan. Amend the Action Plan in any material respect;

(u)           Distributions from Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of an Obligor to (a) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by such Obligor or any of its Subsidiaries, or to pay any Financial Debt owed to such Obligor or any of its Subsidiaries, (b) make loans or advances to such Obligor or any of its Subsidiaries or (c) transfer any of its properties or assets to such Obligor or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Transaction Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any of such Obligor’s Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which any of such Obligor’s Subsidiaries is the licensee) or other contract entered into by any of such Obligor’s Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (vii) restrictions on the transfer of any asset subject to a Permitted Lien;

(v)           UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(w)          Sanctionable Practices. Engage in (and no Obligor or any Subsidiary thereof shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. Each Obligor further covenants that should IFC notify such Obligor of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(u) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

(x)           Participants’ Sanctions Regimes. Commit any act which could cause a Participant to violate any sanctions regime to which it is subject; or

(y)           Negative Pledge. Create, incur, assume or permit to exist any Lien on the Borrower’s existing trademarks/tradenames (being at the time of this Agreement, Pureza, Cañuelas Harinas, Mama

Cocina, 9 de Oro, Paseo, Cukis, San Agustin) or any future trademarks/tradenames owned by any Obligor or any Subsidiary thereof.

5.03.                     Reporting Requirements. Unless IFC otherwise agrees, each Original Obligor, as applicable shall:

(a)                                 Quarterly Financial Statements and Reports. As soon as available but in any event within 45 days after the end of each quarter of each Financial Year, deliver to IFC:

(i)                                     2 copies of such Original Obligor’s and each of its Subsidiaries’ complete financial statements (including consolidating financial statements with respect to its Subsidiaries) for such quarter prepared, on both a Consolidated Basis and an un-Consolidated Basis, in accordance with the Accounting Standards and on a basis consistent with such Original Obligor’s audited financial statements, in each case, certified by such Original Obligor’s chief financial officer;

(ii)                                  a report by such Original Obligor on its operations during that quarter, in form and substance satisfactory to IFC; and

(iii)                               a report (in a form pre-agreed by IFC), signed by such Original Obligor’s chief executive officer and chief financial officer, concerning compliance with the financial covenants in this Agreement (using the methodology of calculation in respect of such covenants set forth in Annex H);

(b)                                 Annual Financial Statements and Reports. As soon as available but in any event within 90 days after the end of each Financial Year, deliver to IFC:

(i)                                     2 copies of its and each of its Subsidiaries’ complete and audited financial statements (including consolidating financial statements with respect to its Subsidiaries) for that Financial Year (which are in agreement with its books of account and prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors to the effect that such financial statements present fairly the financial condition and results of operations of such Obligor and its Subsidiaries, all in form satisfactory to IFC;

(ii)                                  a management letter and such other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of such Original Obligor’s financial control procedures, accounting systems and management information system;

(iii)                               a report by such Original Obligor on its operations during that Financial Year, in form and substance satisfactory to IFC; and

(iv)                              a report (in a form pre-agreed by IFC), signed by such Original Obligor’s chief executive officer and chief financial officer, concerning compliance with the financial covenants in this Agreement (using the methodology of calculation in respect of such covenants set forth in Annex H);

(v)                                 a statement by such Original Obligor of all transactions between such Original Obligor and/or its Subsidiaries and each of their respective Affiliates, if any, during that Financial

Year, and a certification by such Original Obligor’s and/or its Subsidiaries’ chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(c)                                  Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by such Original Obligor) to such Original Obligor or its management in relation to such Original Obligor’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii);

(d)                                 Annual Monitoring Report. Within 90 days after the end of each Financial Year, deliver to IFC the Annual Monitoring Report (i) confirming compliance by such Original Obligor and/or the relevant Subsidiary with the Action Plan, the social and environmental covenants set forth in Sections 5.01 and 5.02 and Applicable S&E Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency; and (ii) including such information as IFC shall reasonably require in order to measure the ongoing development results of the relevant Operations of such Original Obligor and any Subsidiary against the indicators specified in Annex M hereto (and which information IFC may hold and use in accordance with IFC’s Access to Information Policy) (dated January 1, 2012), the link of which is http://ifcnet.ifc.org/intranet/ifcpolproc.nsf/AttachmentsByTitle/ 700101 IFCPolicyDisclosureInformation_Effective+Jan+1 +2012/SFILE/700101 IFCPolicyDisclosurelnfor mation.pdf;

(e)                                  Notice of Accidents, Etc. Within 3 days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Transactions or on carrying on of Operations by such Original Obligor and/or any Subsidiary in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures such Original Obligor and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(f)                                   Shareholder Matters. Give notice to IFC, concurrently with such Original Obligor ‘s notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC 2 copies of:

(i)                                     all notices, reports and other communications of such Original Obligor to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)                                  the minutes of all shareholders’ meetings;

(g)                                  Changes to Business; Material Adverse Effect. Promptly notify IFC of any proposed change in the business or operations of any Obligor or any of its Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(h)                                 Litigation, Etc. Promptly upon becoming aware of any litigation, arbitration or administrative proceedings before any Authority or arbitral body which has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the applicable Obligor and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(i)                                     Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Obligors are taking to remedy it;

(j)                                    Insurance. Provide to IFC, in a timely manner, the insurance policies and certificates and other information referred to in Section 5.04(d) (Insurance); and

(k)                                 Other Information. Promptly provide to IFC such other information as IFC from time to time requests about each Obligor, any of its Subsidiaries, their respective assets and Operations and the Transactions, including without limitation information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combating the financing of terrorism (AML/CFT).

5.04.                     Insurance.

(a)                                 Insurance Requirements and Obligors’ Undertakings. Unless IFC otherwise agrees, each Obligor shall, and shall cause its Subsidiaries to:

(i)                                     insure and keep insured, with financially sound and reputable insurers, its assets and business against insurable losses, including the insurances specified in Annex F;

(ii)                                  promptly notify the relevant insurer of any claim under any policy written by that insurer and diligently pursue that claim;

(iii)                               comply with all warranties and conditions under each insurance policy;

(iv)                              not do or omit to do, or permit to be done or not done, anything which might prejudice such Obligor’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(v)                                 not vary, rescind, terminate, cancel or cause a material change to any insurance policy required in Annex F (to the extent such variation, termination, cancelation or change would result in a reduction in coverage);

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

(b)                                 Policy Provisions. Each insurance policy required in Annex F shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:

(i)                                     no policy can be terminated, canceled or suspended by any Obligor or the insurer for any reason unless IFC and, in the case of termination or if cancellation or suspension is initiated by the insurer, such Obligor received at least 45 days’ notice (or such lesser period as IFC may agree) prior to the effective date of such termination, cancellation or suspension;

(ii)                                  IFC is named as additional named insured on all liability insurance required in Annex C, other than section 3 of Annex F; and

(iii)                               contractors working at the applicable project site during any construction works are named as additional named insured on liability insurance required in Annex C; and

(iv)                              on every insurance policy on the Borrower’s assets which are the subject of the IFC Security and for business interruption/increased cost of working, IFC is named as loss payee for any claim, or any series of claims arising with respect to the same event, whose aggregate amount is the equivalent of $2,000,000 or more.

(c)                                  Application of Proceeds.

(i)                                     At its discretion, IFC may remit the proceeds of any insurance paid to it to the applicable Obligor to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loans in accordance with Section 2.06 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment premium for any such prepayment.

(ii)                                  The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

(d)                                 Reporting Requirements. Unless IFC otherwise agrees, the Obligors shall provide to IFC the following:

(i)                                     as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of $1,000,000 under any 1 or more insurance policies;

(ii)                                  within 30 days of renewal of an insurance policy required in Annex F (other than those in section 3 of such Annex), a copy of that policy; and

(iii)                               any other insurance-related information or documents as IFC requests from time to time.

Notwithstanding anything in this Section 5.04 to the contrary, the Borrower shall have 60 days after taking possession of any flour mills to procure the insurance required by this Section 5.04 and provide evidence thereof to IFC.

ARTICLE VI

Events of Default

6.01.                     Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loans or such part of the Loans as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loans (or that part of the Loans specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 2.06 on the amount of the Loans whose payment is accelerated and any other amounts then payable under this Agreement and the other Transaction Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

6.02.                     Events of Default. It shall be an Event of Default if:

(a)                                 Failure to Pay Principal or Interest. The Borrower fails to pay when due any part of the principal of, or interest on, the Loans and such failure continues for a period of 5 days;

(b)                                 Failure to Pay Other IFC Loans. The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from IFC other than the Loans and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c)                                  Failure to Comply with Obligations. Any Obligor fails to comply with any of its obligations under this Agreement or any other Transaction Document to which it is a party or any other agreement between such Person and IFC (other than those referred to in clauses (a) or (b) of this Section 6.02), and any such failure continues for a period of 30 days after the date of that failure;

(d)                                 Failure by Other Parties to Comply with Obligations. Any party to a Transaction Document fails to observe or perform any of its obligations under that Transaction Document (other than those referred to in clauses (a), (b) or (c) of this Section 6.02), and any such failure continues for a period of 30 days after the date of that failure;

(e)                                  Misrepresentation. Any representation or warranty made in (i) Article III or in connection with the execution of, or any request (including a request for Additional Disbursement) under, this Agreement or (ii) any other Transaction Document is incorrect in any material respect;

(f)                                   Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of any Obligor, or any of their respective Subsidiaries or of any of their respective capital stock, or assumes custody or control of that property or other assets or of the business or operations of any Obligor or any of their respective Subsidiaries or of any of their respective capital stock, or takes any action for the dissolution or disestablishment of any Obligor nor any of their respective Subsidiaries or any action that would prevent any Obligor nor any of their respective Subsidiaries or their respective officers from carrying on all or a substantial part of their respective business or Operations;

(g)                                  Involuntary Proceedings. A decree or order by a court is entered against any Obligor or any of their respective Subsidiaries:

(i)                                     adjudging an Obligor or any of its Subsidiaries bankrupt or insolvent;

(ii)                                  approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, an Obligor or any of its Subsidiaries under any applicable law;

(iii)                               appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of an Obligor or any of its Subsidiaries or of any substantial part of any of their respective property or other assets; or

(iv)                              ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days;

(h)                                 Voluntary Proceedings. Any Obligor or any of their respective Subsidiaries:

(i)                                     requests a moratorium or suspension of payment of Liabilities from any court;

(ii)                                  institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)                               consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)                              files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Obligor or any of its or of any substantial part of any of their respective property;

(v)                                 makes a general assignment for the benefit of creditors; or

(vi)                              admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i)                                     Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Obligor or any of their respective Subsidiaries for an amount in excess of the equivalent of $5,000,000 and is not discharged within 30 days;

(j)                                    Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) through Section 6.02(h);

(k)                                 Cross-Default. Any Obligor or any of their respective Subsidiaries fails to pay any of its Liabilities (other than the Loans or any other loan from IFC to any Obligor or any of its Subsidiaries) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $5,000,000 or to perform any of its obligations under any agreement pursuant to which there is outstanding any such Liabilities, and any such failure continues for more than any applicable period of grace or any such Liabilities become prematurely due and payable or are placed on demand;

(1)                                 Failure to Maintain Authorizations. Any Authorization necessary for any Obligor or any of their respective Subsidiaries to perform and observe its obligations under any Transaction Document, or to carry out the Transactions or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by IFC to the Obligors requiring that restoration or reinstatement;

(m)                             Revocation, Etc. of Security Documents. Any Security Document or any of its provisions:

(i)                                     is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of 30 days during which period such repudiation or challenge has no effect;

(n)                                 Revocation Etc. of Transaction Documents. Any Transaction Document (other than a Security Document) or any of its provisions:

(i)                                     is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC’s notice to the Borrower; or

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(o)                                 Judgments. A final, non-appealable judgment, order or arbitral award for the payment of money in excess of the equivalent of $5,000,000 is rendered against any Obligor or any of their respective Subsidiaries or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 30 consecutive days;

(p)                                 Non-Performance of Other Agreements. The MOLCA Lease Agreement:

(i)                                     is breached by any party thereto and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)                                  is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party thereto; or

(q)                                 Change of Control. A Change of Control shall have occurred.

6.03.                     Bankruptcy. If either Original Obligor is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which each Original Obligor waives.

ARTICLE VII

GUARANTEE

7.01.                     Guarantee.

(a)                                 Cañuelas Pack irrevocably, absolutely and unconditionally, jointly and not severally: (i) guarantees, as a primary obligor and not merely as surety, to IFC the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the

Guaranteed Obligations; and (ii) undertakes with IFC that whenever the Borrower does not pay any amount of the Guaranteed Obligations when so due Cañuelas Pack will immediately, and in any event forthwith upon demand by IFC, pay that amount to IFC, in Dollars, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

(b)                                 The obligation of Cañuelas Pack under this Article VII is a continuing obligation of Cañuelas Pack (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the day on which: (i) the Loans have been fully disbursed or any undisbursed portion thereof has been cancelled; and (ii) all Guaranteed Obligations have been paid in full (such day, the “Termination Date”).

(c)                                  This guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of Cañuelas Pack which will survive the termination of this Agreement, any other Transaction Document and any other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding.

(d)                                 Cañuelas Pack’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance.

7.02.                     No Set-off. All payments which Cañuelas Pack is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

7.03.                     Certificate Conclusive. A certificate of IFC stating:

(a)                                 the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b)                                 any amount due and payable by Cañuelas Pack under this Agreement;

when delivered will be conclusive in the absence of manifest error.

7.04.                     Application of Payments. IFC may apply any monies received by it or recovered under:

(a)                                 any IFC Security; and

(b)                                 any other document or agreement which is a security for any of the Guaranteed Obligations,

in such manner as it determines in its absolute discretion.

7.05.                     Allocation. If Cañuelas Pack at any time pays to IFC an amount less than the full amount then due and payable to IFC under this Agreement, IFC may allocate and apply such payment in any way or manner and for such purpose or purposes as IFC in its sole discretion determines, notwithstanding any instruction that Cañuelas Pack, the Borrower or any other Person may give to the contrary.

7.06.                     Waiver of Defenses. Cañuelas Pack’s obligations under this Article VII will not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this Section or any of the other provisions in this Article VII, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of Cañuelas Pack under any applicable law.

7.07.                     Waiver of Notices, Claims and Prior Action. Cañuelas Pack hereby waives to the fullest extent permitted by any applicable law:

(a)                                 notice of acceptance of the Guarantee;

(b)                                 notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c)                                  notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d)                                 notice of any other nature whatsoever to any Person (including Cañuelas Pack and any other guarantor);

(e)                                  any requirement that IFC take any action whatsoever against the Borrower or any other Person (including Cañuelas Pack or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, Cañuelas Pack or any other Person; and

(f)                                   any claims based on IFC’s failure to protect, perfect, preserve, or resort to the IFC Security or any other collateral securing the Guaranteed Obligations.

7.08.                     Consent. Cañuelas Pack hereby irrevocably consents that from time to time, and without further notice to or consent of Cañuelas Pack, IFC may take any or all of the following actions without affecting or impairing the Guarantee or Cañuelas Pack’s obligations under this Agreement:

(a)                                 extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(b)                                 release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c)                                  release the IFC Security or exchange, surrender, realize upon or otherwise deal with the IFC Security as IFC may determine in its sole discretion;

(d)                                 exercise or refrain from exercising any of its rights or remedies under this Agreement, any other Transaction Document or under law or equity; and

(e)                                  act or fail to act in any manner which may deprive Cañuelas Pack of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

7.09.                     Absolute Guarantee. This Guarantee is absolute and unconditional and will not be affected or impaired by:

(a)                                 any failure of the Borrower or Cañuelas Pack to comply with any requirement of any law, regulation or order;

(b)                                 the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or Cañuelas Pack;

(c)                                  any purported or actual assignment of the Loans or any part thereof by IFC to any other Person;

(d)                                 this Agreement, any other Transaction Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

(e)                                  any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, Cañuelas Pack or any other guarantor or surety.

7.10.                     Additional Security. This Guarantee is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by IFC, nor is nor will any such collateral or other security held by IFC or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Article VII.

7.11.                     Non-Competition.

(a)                                 Until the Termination Date, Cañuelas Pack shall not in respect of any amounts that have become payable or have been paid by Cañuelas Pack under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to Cañuelas Pack against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

(b)                                 Cañuelas Pack shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to subsection (a) above.

(c)                                  Upon the Termination Date: (i) Cañuelas Pack, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of IFC against the Borrower pursuant to this Agreement and the other Transaction Documents; and (ii) IFC shall, if requested by Cañuelas Pack and at the expense of Cañuelas Pack, execute and deliver to Cañuelas Pack appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to Cañuelas Pack of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

7.12.                     Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, Cañuelas Pack shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with IFC in respect of any amounts owing to Cañuelas Pack by the Borrower on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

7.13.                     Appropriation and Application of Monies. Until the Termination Date, IFC (or any trustee, agent or other Person acting on its behalf) may:

(a)                                 refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and Cañuelas Pack shall not be entitled to the benefit of the same; and

(b)           hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of Cañuelas Pack or such other Person or Persons as it determines in its sole discretion or in a suspense account.

7.14.                     Reinstatement.

(a)                                 The Guarantee under this Article VII will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or Cañuelas Pack in respect of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, Cañuelas Pack or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, Cañuelas Pack or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

(b)                                 IFC (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to subsection (a) above.

7.15.                     Limitation. Wherever possible, each provision of this Article VII will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Article VII is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Article VII. Consistent with the foregoing, and notwithstanding any other provision of this Article VII to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate Cañuelas Pack’s obligations hereunder under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, Cañuelas Pack, automatically and without any further action being required of Cañuelas Pack or IFC, shall be liable hereunder only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by Cañuelas Pack under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of Cañuelas Pack’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being Cañuelas Pack ‘s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount hereunder as to Cañuelas Pack had instead been the Maximum Guaranty Amount. This paragraph is intended solely to preserve the rights of IFC hereunder to the maximum extent not subject to avoidance under applicable Law, and neither Cañuelas Pack nor any other Person shall have any right or claim under this paragraph with respect to the limitation described hereunder, except to the extent necessary so that the obligations of Cañuelas Pack under hereunder shall not be rendered voidable under applicable Law.

ARTICLE VIII

Miscellaneous

8.01.                     Savins of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of any Obligor or any other Person shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of any Obligor or any other Person, by the execution or the performance of this Agreement, any other Transaction Document or the

Participation Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement, any other Transaction Document or the Participation Agreement and which might prejudice such rights or remedies.

(b)                                 No course of dealing or waiver by IFC in connection with any condition of Additional Disbursement of the Loans under this Agreement or any other Transaction Document shall impair any right, power or remedy of IFC with respect to any other condition of Additional Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Additional Disbursement affect or impair any right, power or remedy of IFC with respect to any other Additional Disbursement.

(c)                                  Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 8.01(b), the right of IFC to require compliance with any condition under this Agreement or any other Transaction Document that may be waived by IFC with respect to any Additional Disbursement is expressly preserved for the purposes of any subsequent Additional Disbursement.

(d)                                 No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other Transaction Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other Transaction Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

8.02.                     Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(i) and Section 5.03(h) (Reporting Requirements) and Section 8.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Molino Cañuelas S.A.C.I.F.I.A.

Kennedy 160

Cañuelas

Province of Buenos Aires

Argentina

For Cañuelas Pack

Cañuelas Pack S.A.

Carlos Pellegrini y Ruta 3

(A-814BKD) Cañuelas

Buenos Aires Province

Argentina

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:                                         Martin C. Spicer

Regional Head of Industry

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: 202-522-3064.

With an electronic copy (in the case of all reports and notices to be given under Section 5.03 (Reporting Requirements)) sent to the attention of the Manager, B Loan Management Unit, at:

syndicatedloanreports@ifc.org.

8.03.                     English Language. (a) All documents to be provided or communications to be given or made under this Agreement or any other Transaction Document shall be in the English language.

(b)                                 To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Obligors. IFC may deem any such English translation to be the governing version between the Obligors and IFC.

8.04.                     Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

8.05.                     Applicable Law and Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)                                 For the exclusive benefit of IFC, each Obligor irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any legal action, suit or proceeding arising out of or relating to this Agreement, and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)                                  For the exclusive benefit of IFC, each Obligor irrevocably also submits to Personal jurisdiction of any such court in any such action, suit or proceeding. Final judgment against such Obligor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d)                                 The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions, or applicable law.

(e)                                  Each Obligor hereby irrevocably designates, appoints and empowers National Corporate Research Ltd, with offices currently located at 10 East 40th St., 10th floor, New York, NY 10016, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(f)                                   As long as this Agreement remains in force, each Obligor shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Obligors shall keep IFC advised of the identity and location of such agent.

(g)                                  The Obligors also irrevocably consent, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to such Obligor, at its address specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to each Obligor.

(h)                                 Service in the manner provided in Sections 8.05 (e),(f) and (g) in any action, suit or proceeding will be deemed Personal service, will be accepted by the applicable Obligor as such and will be valid and binding upon the Obligors for all purposes of any such action, suit or proceeding.

(i)                                     Each Obligor irrevocably waives to the fullest extent permitted by applicable law:

(i)                                     its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(ii)                                  any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(j)                                    To the extent that any Obligor may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, each Obligor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)                                 The Obligors hereby acknowledge that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Obligors hereby waive any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l)                                     To the extent that any Obligor may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which such Obligor is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of such Obligor, or to post a bond or to take similar action, such Obligor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)                             Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue any Obligor in the Country or any other appropriate jurisdiction, or concurrently in more than 1 jurisdiction, or to serve process, pleadings and other legal papers upon any Obligor in any manner authorized by the laws of any such jurisdiction.

8.06.                     Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business, Operations or affairs of the Obligors to:

(i)                                     its outside counsel, auditors and rating agencies,

(ii)                                  any Person with a participation in or who intends to purchase a participation in a portion of the Loan, and

(iii)                               any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)                                 Each Obligor acknowledges and agrees that, notwithstanding the terms of any other agreement between any Obligor and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to any Obligor under this Agreement or under any such other agreement.

8.07.                     Indemnification; No Consequential Damages. (a) Each Obligor shall, jointly and severally, indemnify IFC and each Participant and their respective officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated thereby or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loans or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)                                 To the maximum extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loans or the use of the proceeds thereof.

8.08.                     Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, neither the Borrower nor Cañuelas Pack may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.

8.09.                     Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

8.10.                     Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:	/s/ Carlos A. Navilli
Name:	Carlos A. Navilli
Title:	[ILLEGIBLE]

CAÑUELAS PACK S.A.

By:	/s/ Carlos A. Navilli
Name:	Carlos A. Navilli
Title:	[ILLEGIBLE]

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Name:
Title:

CAÑUELAS PACK S.A.

By:
Name:
Title:

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Martin Spicer
Name:	Martin Spicer
Title:	Regional Head of Industry

ANNEX A

[RESERVED]

Annex A — Page 1

ANNEX B

OBLIGOR/TRANSACTION AUTHORIZATIONS

(See Sections 3.01 (d) and 4.02 (d) of the Loan Agreement)

Section (1).                                   Authorizations Already Obtained

(a)                                 Minutes of the Board of Directors of the Borrower approving and authorizing the incurrence of the indebtedness set forth in, and the execution and delivery of, the Agreement and all other agreements and/or documents ancillary thereto (including, without limitation, all and any pagares or similar loan documents).

(b)                                 Minutes of the Board of Directors of each Cañuelas Pack acknowledging the execution and delivery by the Borrower of the Agreement, approving and authorizing Cañuelas Pack to irrevocably, absolutely and unconditionally guarantee to IFC the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations and approving and authorizing the execution and delivery of, the Agreement and all other agreements and/or documents ancillary thereto (including, without limitation, all and any pagarés or similar loan documents).

Section (2).                                   Authorizations to be Obtained Prior to, or After, First Additional Disbursement

(b)                                 All requirements set forth in Communications ‘A’ 3609 and ‘A’ 5850 and all other applicable regulations by the BCRA, shall have been met, to IFC’s satisfaction.

Annex B — Page 1

ANNEX C

INVESTMENTS

			Investments (in
Bank	Fund’s Denomination	Type of Fund	Pesos)
Industrial and Commercial Bank of China (Argentina) S.A.	ALPHA PESOS CLASE A	Money Market	$61,800,000.00

Industrial and Commercial Bank of China (Argentina) S.A.	ALPHA AHORRO	Local (fixed yield)	$207,000,000.00

Banco Macro	PIONERO RENTA AHORRO	Local (fixed yield)	$207,000,000.00

Banco Santander Rio	SUPER AHORRO PLUS	Money Market	$77,000,000.00

Banco Santander Rio	SUPER GESTION MIX 6	Local (fixed yield)	$34,200,000.00

			$587,000,000.00

Annex C — Page 1

ANNEX D

FINANCIAL DEBT

t.c.v. =	13,99100

DEUDA BANCARIA: Al 31 de Mayo del 2016

	Molino Cañuelas S.A.C.I.F.I.A.
	U$S		$31/05/16

Banco de la Nación Argentina		3.333.333	238.248
Banco de la Nación Argentina	10.000.000		10.000.000
Banco Provincia de Buenos Aires	10.000.000		10.000.000
Galicia	16.000.000	—	16.000.000
Rabobank	25.000.000	—	25.000.000
ICBC	10.300.000		10.300.000
Santander Rio	6.700.000		6.700.000
Frances	16.000.000		16.000.000
Macro	7.000.000		7.000.000
Comafi	1.500.000		1.500.000
HSBC	15.559.000		15.559.000
Bice	5.000.000		5.000.000
Piano	4.500.000		4.500.000
Supervielle	2.000.000		2.000.000
Itau	14.500.000		14.500.000
J P Morgan	10.000.000		10.000.000
Natixis	25.000.000		25.000.000
Hipotecario	23.400.000		23.400.000
Industrial	2.000.000		2.000.000
Bladex	10.000.000		10.000.000

CREDITOS de INVERSION
Banco Provincia de Buenos Aires		18.171.000	1.298.763
Banco Provincia de Buenos Aires		35.169.000	2.513.687
Banco Provincia de Buenos Aires		70.000.000	5.003.216
Banco Ciudad	11.676.162	50.000.000	15.249.888
Banco Cordoba - Com 5380	—	833.000	59.538
Banco de la Nación Argentina - Com 5319	—	14.875.000	1.063.183
Banco de la Nacion Argentina Spegazzini		30.000.000	2.144.236
Banco de la Nacion Argentina Spegazzini		30.000.000	2.144.236
Banco de la Nacion Argentina		40.277.000	2.878.779
Banco Hipotecario		5.000.000	357.373
DEUTSCHE BANK	26.350.000	—	26.350.000

	252.485.162	297.658.333	273.760.148

Annex D — Page 1

t.c.v. =	13,99100

DEUDA BANCARIA: A1 3.1 de Mayo da 2016

	Cañueias Pack
	U$S		$31/05/16

Banoo Provincia de Buenos Aires	—	2.000.002	142.948
Santander Rio	—	828.113	59.189
Frances	—	4.153.863	296.895
Hipolecano	—	18.000.000	1.286 541
Cordoba	—	4.030.200	288.057
	—	29.012.178	2.073.631

Annex D — Page 2

ANNEX E

CAPITALIZATION

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Name	C.U.I.T.	% Ownership
NAVILLI, ALDO ADRIANO	23-10053805-9	25.00%
NAVILLI, CARLOS ADRIANO	20-12657137-3	25.00%
NAVILLI, RICARDO ALBERTO	20-13420134-8	25.00%
NAVILLI, ADRIANA ELBA	27-11398465-7	20.00%
VILLEMUR, MARCOS	20-26974403-1	5.00%

CAÑUELAS PACK S.A.

Name	C.U.I.T.	% Ownership
NAVILLI, ALDO ADRIANO	23-10053805-9	25.00%
NAVILLI, CARLOS ADRIANO	20-12657137-3	25.00%
NAVILLI, RICARDO ALBERTO	20-13420134-8	25.00%
NAVILLI, ADRIANA ELBA	27-11398465-7	20.00%
VILLEMUR, MARCOS	20-26974403-1	5.00%

MOINHO CANUELAS LTDA

Name	C.U.I.T.	% Ownership
MOLINO CAÑUELAS S.A.C.I.F.I.A.		99.90%
GRUPO CAÑUELAS		0.10%

EMPRESA DE SERVICIOS MOLCA SRL

Name	C.U.I.T.	% Ownership
MOLINO CAÑUELAS S.A.C.I.F.I.A.		98.00%
MOLINO AMERICANO S.A.		2.00%

ALIMENTOS CANUELAS BOLIVIA SRL

Name	C.U.I.T.	% Ownership
MOLINO CAÑUELAS S.A.C.I.F.I.A.		98.00%
MOLINO AMERICANO S.A.		2.00%

ALIMENTOS CANUELAS CHILE SPA

Name	C.U.I.T.	% Ownership
MOLINO CAÑUELAS S.A.C.I.F.I.A.		100.00%

Annex E — Page 1

ANNEX F

INSURANCE REQUIREMENTS

(See Section 5.04 (a) of the Loan Agreement)

1.             CONSTRUCTION WORKS

a)            Erection and or installation/Construction All Risks, owner-controlled, based on full contract value and including:

i)              Strike, Riot & Civil Commotion

ii)             Debris Removal

iii)            Extra Expenses

iv)           Extended Maintenance Period

v)            Third Party Liability

b)                                     Marine Cargo (including war) on transportation of key plant/equipment, unless shipments are on CIF (or comparable) basis

2.             ONGOING AND FUTURE OPERATIONS

These policies must be in full force for all plants, with the exception of: Salta, Rio Cuarto, Tres Arroyos, San Justo, Realico and Resistencia.

a)            Fire and named perils (including natural perils, and Strike, Riot & Civil Commotion) or Property All Risks, based on new replacement cost of assets

b)            Public Liability

c)             Products Liability with limit to be reviewed annually

3.             AT ALL TIMES

a)            All insurances required by applicable laws and regulations

Annex F — Page 1

ANNEX G

EXISTING LIENS

Bank	Currency	Mortgage	Pledge	Plant
Cooperatieve Centrale Raiffeisen-Boereleenbank B.A.,Rabobank Nederland, New York Branch	USD	USD15,415,000.00	USD11,435,800.00	ADELIA MARIA

Cooperatieve Centrale Raiffeisen-Boereleenbank B.A., Rabobank Nederland, New York Branch	USD	USD16,064,394.00	USD46,564,000.00	CAÑUELAS

Banco De La Provincia De Buenos Aires	ARS	$36,669,320.00	$31,969,722.00	SALTA

Banco De La Provincia De Buenos Aires	ARS	$58,880,669.00	$18,689,607.00	CAÑUELAS

Banco Ciudad De Buenos Aires	USD	USD18,000,000.00		SPEGAZZINI

Annex G — Page 1

ANNEX H

METHODOLOGY FOR FINANCIAL RATIO CALCULATIONS

Reference	Ratio	Formula	Comments
		Net Income	Depreciations,
		— Extraordinary Gains	amortizations and other
		— Non Cash Gains	non cash items should be
		+ Extraordinary Losses (Gains)from sale of Assets	added to the extent that
	EBITDA	other than inventories	they were initially
		+ Interest Expense	deducted from Net
		+ Tax Expense	Operating Profit
+ Depreciations and Amortizations

Raw Materials and
		Current Financial Debt	Finished Goods are only to
	Net	+ Non Current Financial Debt	be deducted for the
	Financial	+ Guarantees Granted to Other Companies	calculation of covenants as
	Debt	— Cash and Equivalents	of the 2nd quarter of the
		— Raw Materials and Finished Goods	Fiscal Year

	IFC Security	Liquidation Value of IFC Security
	to Loan	— Outstanding amount of Rabobank and
	Coverage	Banco Ciudad Loans
	Ratio	Outstanding Principal Amount of IFC Loan

	Current	Current Assets
	Ratio	Current Liabilities

		Total Liabilties	Impairments and Dividend
	Liabilities to	+ Guarantees Granted to Other Companies	reserves are subtracted to
	Tangible Net	Paid In Capital + Reserves - Intangible Assets	the extent these have not
	Worth	—Diferred Tax Assets - Impairments	been subtracted already
		—Dividend Reserves	from Equity.

During the Financial Year,
	Net		EBITDA is calculated as the
	Financial		sum of EBITDA for the last
	Debt to	Net Financial Debt	four quarters. At Financial
	EBITDA	EBITDA	Year end, EBITDA is
	Ratio		obtained from the Annual
Financial Statements.

Payments of Interests and
Charges on Financial Debt
		Net Earnings + Non Cash Items	are included in the
	Prospective	+Payments of Interests and	denominator to the extent
	Debt Service	Charges on Financial Debt	they were initially
	Coverage	Principal payments of Long Term Debt	deducted from net
	Ratio	+ interest on all Financial Debt for the period	earnings. The denominator
excludes any voluntary
prepayment.

Annex H — Page 1

Peak Debt	Net Earnings + Non Cash Items
Service	+Payments of Interests and
Coverage	Charges on Financial Debt
Ratio	Highest scheduled payment of Long Term debt
principal + interest and charges on all Financial Debt

Annex H — Page 2

ANNEX I

PROHIBITED ACTIVITIES

(See Section 5.02(o) of the Loan Agreement)

•                  Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES.

•      Production or trade in weapons and munitions) (1).

•                  Production or trade in alcoholic beverages (excluding beer, grape juice concentrate and wine) (1).

•      Production or trade in tobacco (1).

•      Gambling, casinos and equivalent enterprises (1).

•                  Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

•                  Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

•      Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

•                  Production or activities involving harmful or exploitative forms of forced labor (2)/harmful child labor (3).

•      Commercial logging operations for use in primary tropical moist forest.

•                  Production or trade in wood or other forestry products other than from sustainably managed forests.

Annex I — Page 1

ANNEX J

ANTI-CORRUPTION GUIDELINES

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.             CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.                                    Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.                                    It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions. .

C.                                    In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.                                    Payment by private sector Persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.                                     The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.             FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Annex J — Page 1

INTERPRETATION

A.                                    An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of World Bank Group sanctions.

B.                                    Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice under the World Bank sanctions program as applicable to IFC, MIGA and PRG operations.

3.             COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.                                    Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.                                    Coercive Practices are threatened or actual illegal actions such as Personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.             COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.             OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice .

Annex J — Page 2

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A Person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

Annex J — Page 3

ANNEX K

DEVELOPMENT IMPACT INDICATORS

Volume of Grains Traded / Milled (MT)

Taxes Paid (US$ million)

Direct employment (# of employees)

Direct female employment (# of female employees)

Wages and Benefits (US$ million)

Farmers reached (#)

Purchases from Domestic Suppliers (US$ millions)

Annex K — Page 1

ANNEX L

EXISTING GUARANTEES

			Type of	Total Line	Outstanding	Cancellation
Borrower	Beneficiary	Guarantee	Line	(‘000 US$)	(‘000 US$)	Date
CAGSA	ING/Natixus	Corporate Guarantee	Pre-Export Finance	$50,000	$50,000	Financial Year 2016

CAGSA	FMO	Corporate Guarantee	Pre-Export Finance	$100,000	$100,000	Financial Year 2016

Annex L — Page 1

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.02(c) of the Loan Agreement)

[Applicable Obligor Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Martin C. Spicer, Regional Head of Industry

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Amended and Restated Loan Agreement dated September 29, 2016 (the “Loan Agreement”) among Molino Cañuelas S.A.C.I.F.I.A., Cañuelas Pack S.A. and IFC, I, the undersigned [Chairman/Director] of [name of entity], (the “[Borrower][ Cañuelas Pack ][Subsidiary Guarantor]”), duly authorized to do so, hereby certify that:

1.             The Persons named below have been duly elected, have duly qualified as and at all times since                ,• (to and including the date hereof) have been officers of [the applicable Obligor], holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

Name	Office	Signature

Each such Person is authorized to sign the Transaction Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2.             Attached hereto as Exhibit A is a copy of the [charter] of [insert entity] as filed with [name of registry] on •, together with all amendments thereto adopted through the date hereof.

3.             Attached hereto as Exhibit B is a true and correct copy of [resolutions/powers of attorney] duly adopted by the Board of Directors of [entity] (certified by a [ ] notary public) at a meeting on                , •, at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect.

Sch. 1 — Page 1

Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of [entity] which deal with the execution, delivery or performance of any of the Transaction Documents.

IN WITNESS WHEREOF, I have hereunto set my hand this                 day of •.

[Name of Entity]

Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of [entity], DO HEREBY CERTIFY that [Insert name of Person making the above certifications] is the duly elected and qualified [Chief Executive Officer/Chief Financial Officer] of [ ] and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this                 day of •.

[Name of Entity]

Name:
Title:

Sch. 1 — Page 2

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT (LOAN)

(See Section 2.02 and Section 4.04 of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Martin C. Spicer, Regional Head of Industry

Ladies and Gentlemen:

Investment No. 36533

Request for Loan Additional Disbursement No. [ ]*

1.             Please refer to the Amended and Restated. Loan Agreement (the “Loan Agreement”) dated September 29, 2016, among Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”), Cañuelas Pack S.A. and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.             The Borrower irrevocably requests the disbursement on                        ,                 (or as soon as practicable thereafter) of the amount of                    under the Additional Loans (the “Additional Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [Name of Borrower] [Name of correspondent Bank], Account No.                        at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                    at [Name and address of Bank] in [city and country].

3.             For the purpose of Section 4.03 and Section 4.04 of the Loan Agreement, the Borrower certifies as follows:

(a)           no Event of Default and no Potential Event of Default has occurred and is continuing;

(b)           the proceeds of the Additional Disbursement are at the date of this request needed by the Obligors for the purpose of the Transactions, or will be needed for such purpose within 3 months of such date;

(c)           since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

* Each to be numbered in series.

Sch. 2 — Page 1

(d)           since September 29, 2016 no Obligor or any of their respective Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by in accordance with Section 5.02 of the Loan Agreement);

(e)           the representations and warranties made in Article IV of the Loan Agreement are true on the date of this request and will be true on the date of Additional Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 3.01(c), without the words in parenthesis);

(f)            the proceeds of the Additional Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g)           after giving effect to the Additional Disbursement, no Obligor nor any of their respective Subsidiaries will be in violation of:

(i)            its respective Charter;

(ii)                                  any provision contained in any document to which any Obligor or any Subsidiary is a party (including the Loan Agreement) or by which such Obligor or any Subsidiary is bound; or

(iii)                               any law, rule, regulation, Authorization or agreement or other document binding on such Obligor or any Subsidiary directly or indirectly, limiting or otherwise restricting such Obligor’s or any Subsidiary’s borrowing or guarantee power or authority or its ability to borrow or guarantee; and

The above certifications are effective as of the date of this Request for Additional Disbursement and shall continue to be effective as of the date of the Additional Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Additional Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

[NAME OF COMPANY]

By
Authorized Representative

Copy to:                Manager, Financial Operations Unit

International Finance Corporation

Sch. 2 — Page 2

SCHEDULE 3

FORM OF LOAN DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N. W.

Washington, D.C. 20433

United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

Investment No. 36533

Additional Disbursement Receipt No.[          ]* (Loan)

We, [Name of Borrower], hereby acknowledge receipt on the date hereof, of the sum of                 disbursed to us by International Finance Corporation (“IFC”) under the Additional Loans of                provided for in the Amended and Restated Loan Agreement dated September 29, 2016 among our company, Cañuelas Pack S.A. and International Finance Corporation.** [Of this sum, is an                     A-2 Loan Disbursement and                    is a B-2 Loan Disbursement.]

Yours truly,

[NAME OF COMPANY]

By
Authorized Representative***

*To correspond with number of the Disbursement request. See Schedule 2.

** Please note that in some jurisdictions one has to be able to prove amounts disbursed.

*** As named in the Obligor’s Certificate of Authorized Representative (see Schedule 1).

Sch. 3 — Page 1

SCHEDULE 4

FORM OF PROMISSORY NOTE

(See Section 2.17 of the Loan Agreement)

PAGARÉ

US$	Buenos Aires, • de • de 201

Por igual valor recibido en préstamo, pagaremos incondicionalmente a la vista a International Finance Corporation, sin protesto, NO A LA ORDEN, la cantidad de Dólares Estadounidenses • millones (U$S •).

El monto adeudado bajo el presente Pagaré devengará (i) un interés compensatorio del • por ciento (•%) anual desde la fecha de su libramiento hasta la fecha del efectivo pago; y (ii) en caso de falta de pago a la fecha de su presentacion al cobro, un interés punitorio del dos por ciento (2%) anual desde la fecha de su presentación al cobro hasta la fecha del efectivo pago.

Todos los pagos a efectuar en virtud de este Pagaré serán efectuados indefectiblemente en Dólares Estadounidenses. El suscriptor renuncia en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad. sobreviniente (Artículo 1091, del Código Civil y Comercial de la República Argentina).

Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presente o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdiction nacional o provincial de la Argentina, o impuestos cobrados por cualquier autoridad impositiva de la Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retentión de la índole mencionada, éste será pagado exclusivamente por el suscriptor.

En nuestro carácter de suscriptores, hacemos constar expresamente que ampliamos el plazo de presentación para el pago de este Pagaré hasta nueve (9) años a contar desde la fecha.

Lugar de pago: 2121 Pennsylvania Av. N.W., Washington DC 20433, Estados Unidos de América.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Por:

Nombre:
Cargo:

Sch. 4 — Page 1

POR AVAL:

CAÑUELAS PACK S.A.

Por:

Nombre:
Cargo:

[EMPRESA DE SERVICIOS MOLCA SRL		ALIMENTOS CANUELAS BOLIVIA SRL

Por:		Por:

	Nombre:		Nombre:
	Cargo:		Cargo:

ALIMENTOS CANUELAS CHILE SPA		MOINHO CANUELAS LTDA

Por:		Por:

	Nombre:		Nombre:
	Cargo:		Cargo: ]

[NOTARY PUBLIC CERTIFICATION SIGNATURES & SIGNATORIES’ CAPACITY/ VALID BOARD OF DIRECTORS’ OR SHAREHOLDERS’ MEETING RESOLUTIONS NEEDED FROM SUBSIDIARY GUARANTORS]

Sch. 4 — Page 2

SCHEDULE 5

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of [entity] a [ ] organized and existing under the laws of [ ] (the “Borrower”/”Guarantor”/” Cañuelas Pack”), is delivered pursuant to Section 4.02[(1)] of the Amended and Restated Loan Agreement dated September 29, 2016 (as the same may be amended from time to time, the “Loan Agreement”) between the Borrower [other Obligor] and IFC. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of [the Borrower](1), DO HEREBY CERTIFY as follows:

1.             I have carefully reviewed the Loan Agreement and the other Transaction Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefor. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2.             I have reviewed all financial information delivered to IFC pursuant to Articles III and IV of the Loan Agreement (the “Information”). I am familiar with the financial performance and prospects of [the Borrower] and hereby confirm that the Information was prepared in good faith and fairly presents [the Borrower’s] consolidated financial condition, based on the information available to [the Borrower] at the time so furnished.

3.             As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of [the Borrower] is greater than the probable liability on existing debts (as defined herein) of [the Borrower] as they become absolute and matured.

4.             As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, [the Borrower] is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

5.             [The Borrower] does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6.             As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, [the Borrower] is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7.             [The Borrower] does not intend, in consummating the transactions contemplated by the Transaction Documents, to hinder, delay or defraud either present or future lenders or any other Person to which [the Borrower] is or will become, on or after the date hereof, indebted.

(1) Replace with “Guarantor” in applicable certificate.

Sch. 5 — Page 1

8.             For purposes of this Certificate, “fair value” means the amount at which the aggregate assets of [the Borrower] would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present fair salable value” means the amount that may be realized if the aggregate assets of [the Borrower] are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises. The term “debt” means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being “able to pay its debts as they become absolute and mature” means that, assuming transactions contemplated by the Transaction Documents have been consummated as proposed and based only upon [the Borrower] financial forecasts, [the Borrower] would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including, (and after giving effect to) the scheduled principal payments with respect to the Loans under the Loan Agreement as in effect on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE]

By:
Name:
Title:

Sch. 5 — Page 2

SCHEDULE 6

FORM OF SERVICE OF PROCESS LETTER

[Letterhead of Agent for Service of Process]

(See Section 4.02[(m)] of the Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Martin C. Spicer

Regional Head of Industry

Re:

Dear Sirs:

Reference is made to (i) Section 8.05(e) of the Amended and Restated Loan Agreement dated September 29, 2016 (the “Loan Agreement”) among Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”), Cañuelas Pack S.A. (“Cañuelas Pack”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 8.05(e) of the Loan Agreement, each of the Borrower and the has irrevocably designated and appointed the undersigned, [                                  ] with offices currently located at [                       ,] as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05(e) of the Loan Agreement, from                 until                  and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in [New York], (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05(e) of the Loan Agreement, and (iii) shall forward promptly to the Borrower, Cañuelas Pack or the applicable Subsidiary Guarantor, as applicable, any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the abovementioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05(e) of the Loan Agreement.

Very truly yours,

[NAME OF PROCESS AGENT]

By:
Title:

cc: [Borrower]

Sch. 6 — Page 1

SCHEDULE 7

FORM OF LETTER TO OBLIGOR’S AUDITORS

(See Section 4.02[(k)] and Section 5.01(f) of

the Loan Agreement)

[Applicable Obligor’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of an Amended and Restated Loan Agreement between the undersigned companies and IFC dated September 29, 2016 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned companies to IFC to enable us to satisfy our obligation to IFC under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 5.03(b)(i) and (iii) and Section 5.03(c) of the Loan Agreement, we are obliged to provide IFC with:

(a)           a copy of the annual and any other management letter or other communication from you to the undersigned companies or its respective management commenting on, among other things, the adequacy of the undersigned companies’ financial control procedures and accounting and management information system; and

(b)           an unqualified audit report on the audited financial statements to the effect that such financial statements present fairly the financial condition and results of operations of undersigned companies’ and their Subsidiaries.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

[NAME OF OBLIGOR]

By

Sch. 7 — Page 1

Authorized Representative

[NAME OF OBLIGOR]

By
Authorized Representative
[Insert names of Subsidiaries]

Enclosure

cc:	Martin C. Spicer
Regional Head of Industry
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Sch. 7 — Page 2

SCHEDULE 8

[FORM OF OBLIGOR’S CERTIFICATION

ON DISTRIBUTION OF DIVIDENDS]

(See Section 5.02(a) of the Loan Agreement)

[the applicable Obligor’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Martin C. Spicer

Regional Head of Industry

Re:

Dear Sirs:

1.             Please refer to the Amended and Restated Loan Agreement (the “Loan Agreement”) dated September 29, 2016 among [Name of Obligor] (the “Obligor”) [Affiliate] and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.             This is to inform you that the Obligor plans a distribution of dividends to its shareholders in the aggregate amount of            , such distribution to commence on or about                 ,                . Pursuant to Section 5.02(a) of the Loan Agreement, the Obligor hereby certifies that, as at the date hereof:

(a)                                 the Obligor had a Net Income in excess of $0.00 for the most recently ended Calculation Period;

(b)                                 the proposed distribution will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Borrower’s assets;

(c)           no Event of Default or Potential Event of Default has occurred and is continuing;

(d)           after giving effect to the proposed distribution:

(i)            the Current Ratio of the Borrower is at least 1.2 to 1.0;

(ii)           the Net Financial Debt to EBITDA Ratio of the Borrower is not more than [         ] to 1.0;

(iii)          the Liabilities to tangible Net Worth Ratio of the Borrower is not less than [         ] to 1.0;

(iv)                              a ratio of (x) the net orderly liquidation value of the assets subject to the IFC Security over which IFC has the Applicable Priority Security Interest, determined

Sch. 8 — Page 1

based on the most recently delivered appraisal under Section 5.01(m) to (y) the outstanding balance of each of the Loans, of not less than 1.5 to 1.0

(v)           the Prospective Debt Coverage Ratio is not more than 1.4 to 1.0; and

(vi)          the Financial Debt of Cañuelas Pack is $[                       ] which is less than $5,000,000; and

(vii)         Tangible Net Worth of Cañuelas Pack is $[                    ] which is not less than $5,000,000.

3.             The Obligor undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly,

[NAME OF OBLIGOR]

By
Authorized Representative

Sch. 8 — Page 2

SCHEDULE 9

FORM OF SUBSIDIARY GUARANTEE

[See Attached]

Sch. 8 — Page 3

INVESTMENT NUMBER 36533

Guarantee Agreement

Between

[GUARANTOR]

and

INTERNATIONAL FINANCE CORPORATION

Dated               , 20

Sch. 8 — Page 4

Sch. 8 — Page i

Section 7.05Governing Law; Jurisdiction and Enforcement	11
Section 7.06Successors and Assigns	11
Section 7.07Integration; Effectiveness	12
Section 7.08Amendment	12
Section 7.09Counterparts	12

Sch. 8 — Page ii

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Agreement”) dated [                ], 20[   ] between [                          ], a [corporation] [company] organized and existing under the laws of [             ] (the “Subsidiary Guarantor”), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries (“IFC”).

WHEREAS:

(A)          By an amended and restated loan agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) dated September 29, 2016 among IFC, Molino Cañuelas S.A.C.I.F.I.A., a sociedad anonima comercial industrial financiera inmobiliaria y agropecuaria organized and existing under the laws of the Republic of Argentina (the “Borrower”), Cañuelas Pack S.A., a sociedad anonima organized and existing under the laws of the Republic of Argentina (the “Affiliate Guarantor”), IFC has agreed to extend to the Borrower loans (collectively, the “Loan”) consisting of (i) an A Loan in an aggregate amount of up to $60,000,000.00, and (ii) a B Loan in an aggregate amount of up to $95,000,000.00, on the terms and subject to the conditions set forth in the Loan Agreement.

(B)          By virtue of Section 5.01(1) of the Loan Agreement, it is a condition of the making and maintenance of the Loans that the Subsidiary Guarantor has guaranteed the obligations of the Borrower in respect of the Loan and the other Transaction Documents.

(C)          The Subsidiary Guarantor is a [wholly-owned] [majority-owned] [direct] [indirect] subsidiary of the [Borrower] [Affiliate Guarantor].

(D)          The Subsidiary Guarantor will obtain benefits as a result of the Loans being made to the Borrower and, accordingly, desires to guarantee such obligations of the Borrower in order to satisfy the condition described in Recital B above and to induce IFC to make and maintain the Loan.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions and Interpretation

1.01.       Defined Terms. (a) Each capitalized term used and not otherwise defined herein, unless the context otherwise requires, has the meaning assigned to such term in the Loan Agreement.

(b)           As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

”Financial Year” means the accounting year of the Subsidiary Guarantor commencing each year on [            ] and ending on the following [            ], or such other period as the  Subsidiary Guarantor, with IFC’s consent, from time to time designates as its accounting year;

Sch. 9 — Page 1

“Guarantee” means the guarantee given pursuant to this Agreement; and

“Termination Date” has the meaning given in Section 2.01(b).

1.02.       Interpretation. In this Agreement, unless the context otherwise requires:

(a)           headings are for convenience only and do not affect the interpretation of this Agreement;

(b)           words importing the singular include the plural and vice versa;

(c)           a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)           a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement or the Loan Agreement; and

(e)           a reference to a party to any document includes that party’s successors and permitted assigns.

ARTICLE II

Guarantee

2.01.       Guarantee. (a) The Subsidiary Guarantor irrevocably, absolutely and unconditionally: (i) guarantees, as a primary obligor and not merely as surety, to IFC the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations; and (ii) undertakes with IFC that whenever the Borrower does not pay any amount of the Guaranteed Obligations when so due the Subsidiary Guarantor will immediately, and in any event forthwith upon demand by IFC, pay that amount to IFC, in the currency prescribed in the Loan Agreement or the relevant Transaction Document, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

(b)           The Guarantee is a continuing obligation of the Subsidiary Guarantor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the day on which: (i) the Loans have been fully disbursed or any undisbursed portion thereof has been cancelled; and (ii) all Guaranteed Obligations have been paid in full (such day, the “Termination Date”).

(c)           The Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Subsidiary Guarantor which will survive the termination of the Loan Agreement, any other Transaction Document and any other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding.

Sch. 9 — Page 2

(d)           The Subsidiary Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance.

2.02.       No Set-off. All payments which the Subsidiary Guarantor is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

2.03.       Taxes. (a) The Subsidiary Guarantor shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

(b)           All payments due under this Agreement shall be made without deduction for or on account of any such Taxes.

(c)           If the Subsidiary Guarantor is prevented by operation of law or otherwise from complying with subsection (b) above, the amount due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on the amount payable by the Subsidiary Guarantor under this subsection) had those payments been made without deduction as set forth in subsection (b) above.

(d)           If subsection (c) above applies and IFC so requests, the Subsidiary Guarantor shall deliver to IFC official tax receipts evidencing payment of such Taxes (or certified copies of them) within 30 days of the date of that request.

(e)           Subsections (a) and (b) above do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in any A Loan) having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires the relevant Participation (or a comparable participation in any A Loan).]

2.04.       Certificate Conclusive. A certificate of IFC stating:

(a)           the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b)           any amount due and payable by the Subsidiary Guarantor under this Agreement; when delivered will be conclusive in the absence of manifest error.

2.05.       Application of Payments. IFC may apply any monies received by it or recovered under:

(a)           any Security; and

(b)           any other document or agreement which is a security for any of the Guaranteed Obligations,

Sch. 9 — Page 3

in such manner as it determines in its absolute discretion.

2.06.       Allocation. If the Subsidiary Guarantor at any time pays to IFC an amount less than the full amount then due and payable to IFC under this Agreement, IFC may allocate and apply such payment in any way or manner and for such purpose or purposes as IFC in its sole discretion determines, notwithstanding any instruction that the Subsidiary Guarantor, the Borrower or any other Person may give to the contrary.

ARTICLE III

Waivers; Savings Provisions

3.01.       Waiver of Defenses. The Subsidiary Guarantor’s obligations under this Guarantee will not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this Section or any of the other provisions in this Article III, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Subsidiary Guarantor under any applicable law.

3.02.       Waiver of Notices, Claims and Prior Action. The Subsidiary Guarantor hereby waives to the fullest extent permitted by any applicable law:

(a)           notice of acceptance of the Guarantee;

(b)           notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c)           notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d)           notice of any other nature whatsoever to any Person (including the Subsidiary Guarantor and any other guarantor);

(e)           any requirement that IFC take any action whatsoever against the Borrower or any other Person (including the Subsidiary Guarantor or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, Subsidiary Guarantor or any other Person; and

(f)            any claims based on IFCs failure to protect, perfect, preserve, or resort to the Security or any other collateral securing the Guaranteed Obligations.

3.03.       Consent. The Subsidiary Guarantor hereby irrevocably consents that from time to time, and without further notice to or consent of the Subsidiary Guarantor, IFC may take any or all of the following actions without affecting or impairing the Guarantee or any of the Subsidiary Guarantor’s obligations under this Agreement:

(a)           extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

Sch. 9 — Page 4

(b)           release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c)           release the Security or exchange, surrender, realize upon or otherwise deal with the Security as IFC may determine in its sole discretion;

(d)           exercise or refrain from exercising any of its rights or remedies under this Agreement, any other Transaction Document or under law or equity; and

(e)           act or fail to act in any manner which may deprive the Subsidiary Guarantor of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

3.04.       Absolute Guarantee. The Guarantee is absolute and unconditional and will not be affected or impaired by:

(a)           any failure of the Borrower or the Subsidiary Guarantor to comply with any requirement of any law, regulation or order;

(b)           the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Subsidiary Guarantor;

(c)           any purported or actual assignment of the Loans or any part thereof by IFC to any other Person;

(d)           the Loan Agreement, any other Transaction Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

(e)           any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Subsidiary Guarantor or any other guarantor or surety.

3.05.       Additional Security. This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by IFC, nor is nor will any such collateral or other security held by IFC or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV

Non-Competition; Bankruptcy; Reinstatement

4.01. Non-Competition. (a)Until the Termination Date, the Subsidiary Guarantor shall not in respect of any amounts that have become payable or have been paid by the Subsidiary Guarantor under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Subsidiary Guarantor against the Borrower or any other guarantor of the Guaranteed Obligations, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

Sch. 9 — Page 5

(b)           The Subsidiary Guarantor shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to subsection (a) above.

(c)           Upon the Termination Date: (i) the Subsidiary Guarantor, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of IFC against the Borrower pursuant to the Loan Agreement and the other Transaction Documents; and (ii) IFC shall, if requested by the Subsidiary Guarantor and at the expense of the Subsidiary Guarantor, execute and deliver to the Subsidiary Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Subsidiary Guarantor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

4.02.       Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Subsidiary Guarantor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with IFC in respect of any amounts owing to the Subsidiary Guarantor by the Borrower on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

4.03.       Appropriation and Application of Monies. Until the Termination Date, IFC (or any trustee, agent or other Person acting on its behalf) may:

(a)           refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Subsidiary Guarantor shall not be entitled to the benefit of the same; and

(b)           hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Subsidiary Guarantor or such other Person or Persons as it determines in its sole discretion or in a suspense account.

4.04.       Reinstatement. (a)The Guarantee will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Subsidiary Guarantor in respect of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, the Subsidiary Guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, the Subsidiary Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

Sch. 9 — Page 6

(b)           IFC (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to subsection (a) above.

ARTICLE V

Representations and Warranties

5.01.       Representations and Warranties. The Subsidiary Guarantor represents and warrants that as of the date of this Agreement:it is a [corporation] [company] duly organized and validly existing under the laws of [                       ], and has the corporate power to conduct its business as currently conducted and to enter into, and perform its obligations under, this Agreement;

(b)           the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary actions, corporate or otherwise;

(c)           this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

(d)           neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or results or will result in any breach of any of the terms, conditions or provisions of, or violates or will violate or constitutes or will constitute a default under or requires or will require any consent under: (i) any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets, and will not result in the imposition or creation of any lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or (ii) any of the terms or provisions of its Charter; or (iii) any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency binding on or applicable to it;

(e)           all Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly obtained or granted and are in full force and effect;

(f)            neither the Subsidiary Guarantor nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement;

(g)           the Subsidiary Guarantor has adequate means to obtain from the Borrower, on a continuing basis, information concerning the financial condition of the Borrower, and it does not rely on IFC to provide such information, now or in the future;

(h)           the Subsidiary Guarantor has received a copy of the Loan Agreement [and each other Transaction Document.

Sch. 9 — Page 7

(i)            the benefit received by it represents reasonably equivalent value and fair consideration for the Subsidiary Guarantor’s issuance of this Guarantee; and

(j)            at all times relevant hereto, it is or will be solvent, and it is not currently subject to or contemplating filing a petition under any bankruptcy or insolvency law and, to the knowledge of the Subsidiary Guarantor, no Person is currently contemplating the filing of any such petition against the Subsidiary Guarantor.”

5.02.       IFC Reliance. (a)The Subsidiary Guarantor acknowledges that it makes the representations in Section 5.01 with the intention of inducing IFC to enter into this Agreement and that IFC enters into this on the basis of, and in full reliance on, each of such representations.

(b)           The Subsidiary Guarantor warrants to IFC (for itself and on behalf of the Participants) that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

5.03.       Rights and Remedies not Limited. IFC’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Subsidiary Guarantor are not prejudiced:by any investigation by or on behalf of IFC (or the Participants) into the affairs of the Subsidiary Guarantor;

(b)           by the execution or the performance of this Agreement or the Participation Agreement; or

(c)           by any other act or thing which may be done by or on behalf of IFC (or the Participants) in connection with this Agreement and which might, apart from this Section 5.03, prejudice such rights or remedies.

5.04.       Limitation. Wherever possible, each provision of this Article V will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Article V is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Article V. Consistent with the foregoing, and notwithstanding any other provision of this Article V to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate the Subsidiary Guarantor’s obligations hereunder under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, the Subsidiary Guarantor, automatically and without any further action being required of the Subsidiary Guarantor or IFC, shall be liable hereunder only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by the Subsidiary Guarantor under any guaranty of the Guaranteed Obligations (or any portion thereof) at the time of the execution and delivery of this Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of such Subsidiary Guarantor ‘s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such

Sch. 9 — Page 8

highest amount determined hereunder being such Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount hereunder as to the Subsidiary Guarantor had instead been the Maximum Guaranty Amount. This paragraph is intended solely to preserve the rights of IFC hereunder to the maximum extent not subject to avoidance under applicable Law, and neither the Subsidiary Guarantor nor any other Person shall have any right or claim under this paragraph with respect to the limitation described hereunder, except to the extent necessary so that the obligations of the Subsidiary Guarantor under hereunder shall not be rendered voidable under applicable Law.

ARTICLE VI

Covenants

6.01.       Subsidiary Guarantor’s Covenants. The Subsidiary Guarantor shall:

(a)           when requested by IFC, do or cause to be done anything which aids the exercise of any power, right or remedy of IFC under this Agreement including, but not limited to, the execution of any document or agreement;

(b)           obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement: (i) to enable it to perform its obligations under this Agreement; or (ii) for the validity or enforceability of this Agreement;

(c)           comply in all respects with the terms of the Authorizations referred to in subsection (b) above;

(d)           comply in all respect with the terms of the Loan Agreement applicable to Subsidiaries; and

(e)           If IFC so requests, upon any issuance of Notes and prior to delivery thereof, endorse its guarantee upon such Notes, in form and substance satisfactory to IFC. The Subsidiary Guarantor shall provide to IFC such evidence as IFC reasonably requests of the authority of the Person or Persons who will sign the endorsement of guarantee upon the Notes. No failure by the Subsidiary Guarantor to endorse its guarantee upon the Notes as herein provided will affect the existence, validity or enforceability of this Agreement.

ARTICLE VII

Miscellaneous

7.01.       Notices. Any notice, request, or other communication to be given or made under this Agreement shall be in writing. The notice, request or other communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon receipt or, in the case of delivery by hand or by established courier service, upon refusal to accept delivery.

For the Subsidiary Guarantor:

Sch. 9 — Page 9

[                          ]

Attention:

Facsimile:    [                        ]

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Martin C. Spicer

 Regional Head of Industry

Facsimile: +1 (202) 974-[               ]

With a copy (in the case of notices relating to payments) to:

Director, Financial Operations Department

Facsimile: +1 (202) 522-3064

With an electronic copy (in the case of all reports and notices to be given under Section 6.01(d) (Subsidiary Guarantor’s Covenants)) sent to the attention of the Manager, B Loan Management Unit, at:

syndicatedloanreports@ifc.org.

7.02.       English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Subsidiary Guarantor, which translation shall be the governing version between the Subsidiary Guarantor and IFC.

7.03.       Expenses. The Subsidiary Guarantor shall pay to IFC or as IFC may direct, the costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including reasonable legal and other professional consultants’ fees.

7.04.       Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise. All waivers or consents given under this Agreement shall be in writing. No such waiver shall waive any other right under this Agreement.

Sch. 9 — Page 10

7.05.       Governing Law; Jurisdiction and Enforcement. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)           For the exclusive benefit of IFC, the Subsidiary Guarantor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in any federal or state court located in the City and State of New York. By the execution of this Agreement, the Subsidiary Guarantor irrevocably submits to the non-exclusive jurisdiction of any such court (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any action, suit or proceeding in any such court or that such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           The Subsidiary Guarantor hereby irrevocably designates, appoints and empowers [PROVIDE PROCESS AGENT,]as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement. The Subsidiary Guarantor also irrevocably consents[, if for any reason its authorized agent for service is not present in New York, New York,] to the service of process of summons, complaint and other legal process in any action, suit or proceeding being made out of federal and state courts located in the State of New York by mailing copies of the papers by registered United States air mail, postage prepaid, or by any other method of delivery specified in Section 7.01 (Notices), to the Subsidiary Guarantor at its address specified pursuant to such Section, whether within or without the jurisdiction of any court, and the Subsidiary Guarantor agrees that service of process on it as so specified shall be deemed effective service of process.

(d)           The Subsidiary Guarantor hereby irrevocably waives any and all rights to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated HEREBY.

(e)           The Subsidiary Guarantor hereby explicitly and irrevocably waives any immunity it may have in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, or its assets, under the laws of any jurisdiction, including laws purporting to grant sovereign immunity, to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(f)            The Subsidiary Guarantor hereby irrevocably waives, to the fullest extent now or in the future permitted under the laws of the jurisdiction in which the relevant court is located, the benefit of any provision of law requiring IFC in any action, suit or proceeding arising out of or in connection with this Agreement or any other Transaction Document to which the Subsidiary Guarantor is a party to post security for the costs of the Subsidiary Guarantor, or to post a bond or to take similar action.

7.06.       Successors and Assigns. This Agreement binds and inures to the benefit of the respective successors and permitted assigns of the parties. The Subsidiary Guarantor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement,

Sch. 9 — Page 11

voluntarily or involuntarily, whether by merger, consolidation, reorganization, dissolution, operation of law or any other manner, without the prior written consent of IFC. The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by IFC to any other Person. Any purported assignment or other transfer in violation of this Section shall be void.

7.07.       Integration; Effectiveness. This writing is intended by the parties as a final expression of this Agreement, and is intended as a complete and exclusive statement of the terms of this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, may be used to supplement or modify its terms. There are no conditions to the full effectiveness of this Agreement.

7.08.       Amendment. Any amendment of any provision of this Agreement must be in writing and signed by the parties.

7.09.       Counterparts. The parties may execute this Agreement in several counterparts, each of which is an original, and all of which together constitute one and the same agreement. The signatures of all the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means will constitute effective execution and delivery of this Agreement.

Sch. 9 — Page 12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[GUARANTOR]

By
Name:
Title:

INTERNATIONAL FINANCE CORPORATION

By
Name:
Title:

Sch. 9 — Page 13

SCHEDULE 10

FORM OF ANNUAL MONITORING REPORT

ENVIRONMENTAL AND SOCIAL PERFORMANCE

ANNUAL MONITORING REPORT (AMR)

MCañuelas

Argentina

#36533

REPORTING PERIOD: (month/year) through (month/year)

AMR COMPLETION DATE: (day/month/year)

Environment, Social and Governance Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

Sch. 10 — Page 1

AMR SECTION I

INTRODUCTION

IFC’s Investment Agreement for the MCañuelas project requires the MCañuelas to prepare a comprehensive Annual Monitoring Report (AMR) on the environmental and social (E&S) performance of its facilities and operations. This document comprises IFC’s preferred format for E&S performance reporting. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

Contents:

I.        Introduction

II.        Client’s Representation Statement by Sponsor authorized representative

III.        Summary of Key E&S Aspects during the Reporting Period

IV.        Action Plan Status and Update

V.        Performance Indicators

Sch. 10 — Page 2

AMR SECTION II

Client’s Representation Statement by authorized representative

I Name in my role of position and representing MCañuelas certify that

a)             The Project is in compliance with all applicable E & S Requirements as described in the investment agreement/contract/.../, and all actions required to be undertaken pursuant to the Environmental and Social Action Plan (ESAP) and any subsequent supplemental action plans. (when applies: with the exception made for those that have been disclosed in Section VII (*) in this report).

b)     In relation to the Project there are no:

•                  Circumstances or occurrences that have given or would give rise to violations of E &S and labor Laws or E &S and labor Claims;

•                  Social unrest, local population disruption or negative NGO campaigns or activities against the project.

•                  Material social or environmental risks or issues in relation to the Project other than those identified by the E&S Assessment and the Environmental and Social Review Summary.

•                  To the best of the Borrower’s knowledge existing or threatened complaints, orders, directives, claims, citations or notices from any Authority due to E&S issues.

•                  Any written communication from any Person, concerning the Project’s failure to comply with any matter covered by the Performance Standards;

•                  To the best of the Borrower’s knowledge ongoing or threatened strikes, slowdowns or work stoppages by employees of the Borrower or any contractor or subcontractor with respect to the Project;

c)              All information contained in this AMR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

d)             There have not been any new company activities (eg. expansions, construction works, etc) that could generate adverse environmental impacts, and there have been no new ESIA studies, audits, or E&S action plans conducted by or on behalf of MCañuelas, with respect to any Environmental or Social standards/regulation/ applicable to the Project that IFC has not been notified of

(*) Section VII is to include any such deviation/non compliance that the client must inform IFC of.

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Signature	Date

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AMR SECTION III

Summary of Key E&S Aspects during the Reporting Period

This section aims to identify the key E&S progress/activities/incidents during the Reporting period (include key issues for the Reporting Period e.g. non-compliances, significant incidents(2), social unrest, significant improvements/initiatives regarding E&S performance, etc.)

Project Status

Select the current status of the project and provide a brief description of the developments in relation to the project over the reporting period. For example, has construction been started or completed, has new equipment been installed, has production capacity increased, or is the investment in new projects considered?

☐ Design	☐ Construction	☐ Expansion	☐ Operation	☐ Closure	☐ Other (specify)

IFC’s Performance Standards Implementation

PS1: Assessment and Management of Environmental and Social Risks and Impacts:

Please incorporate the organizational chart for the Environmental, Social, Health & Safety and Quality Teams across all eight plants/operations.

Please describe how the organizational capacity and competency of the team has improved over the year.

What improvements has the team made to the Environmental and Social Management System of the company? Please identify and describe the changes and improvements.

How has this resulted in efficiencies in the way that MCanuelas manages its operations?

Please identify (and provide evidence of) any new policies, procedures or mechanisms adopted this year?

(2) Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases, including during transportation; ecological damage/destruction; local population impact, complaint or protest; failure of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes; local community concerns.

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Has the team continued to receive ongoing training on ESHSQ matters relevant to the operations? Please highlight the main highlights of this training.

What international standards or requirements has MCanuelas sought/implemented/been certified against this year, and what is the status of each. Please identify and describe.

During the reporting period, are you aware of any events that may have caused damage; brought about injuries or fatalities or other health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created liabilities for your company?

☐ Yes                                               ☐ No

Provide details

Describe any ongoing public consultation and disclosure, liaison with non-governmental organizations (NGOs), civil society, local communities or public relations efforts on environmental and social aspects.

PS2. Labor and Working Conditions

Provide the following information regarding your workforce:

Site Name	# of direct	# female direct	# employees	# employees	# Contractor
(Plantas)	employees	employees	terminated	hired	employees(3)
Spegazzini
Molinos
Etc.

Please provide a copy of the workplace grievances collected this year and how they have been closed and addressed.

Please describe the main highlights of MCanuelas relationship with its union during this past fiscal year, including a summary of the main agreements reached.

Please describe how MCanuelas has followed up on its suppliers and third parties obligation to comply with relevant elements of IFC PS’s. Please describe how this has been achieved, and concrete examples of where and how MCanuelas has audited and evidenced this.

(3) Contractors performing core functions for the Company in the premises of the Company or in the name of the Company

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Occupational Health and Safety

Describe the main changes implemented in terms of Occupational Health and Safety (OHS) during the reporting period, e.g. identification of hazards, substitution of chemicals, new controls, etc.

Please provide copy of risk/hazard identification and gap analysis for each site.

Please provide copy of OHS corrective action plans for each site

Please provide copy of MCanuelas’s most recent hazard exposure monitoring reports and applicable mitigation measures (noise, heat, dust and chemical exposure).

Please provide details of internal job inspections program for each site (frequency of inspections, total number of inspections, number of major findings and non-compliances, number of opened and completed corrective actions)

Occupational Health and Safety Indicators

Reporting period- Previous
	This reporting period		Year
Report Total numbers for each	Direct	Contractor	Direct	Contractor
parameter	employees	employees	employees	employees
Total number of Workers
Total man-hours worked - Annual
Total number of lost time occupational injuries
Total number of lost workdays due to injuries
Number of fatalities

Describe in detail fatalities and vehicle accidents, including corrective measures (provide copies of OHS investigation and respective corrective plan).

Work Environment Conditions

Please provide copies of any monitoring program that has been conducted to ensure safe and healthy work environment conditions. These may include: 1) noise levels, 2) vibrations, 3) ambient temperature, and 4) indoor air quality.

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PS3. Resource Efficiency and Pollution Prevention

Provide the following environmental monitoring data for this reporting period. If you already have all the data requested available in another format, this can be submitted instead. Please provide a scaled facility map showing the precise locations of all monitoring points.

Air Emissions : Boilers

For each site, complete the table below to provide IFC with quantitative data on MCañuelas facilities’ air emission (list stationary sources) and ambient air quality levels (use maps to show locations of air quality monitoring stations). Please provide host-country standards, for each air pollutant, in host-country units in the table below.

Air Eraissions: Stationary Source Point(1)

				MCañuelas	Argentine
		WBG/IFC Reference		Performance	Maximum	MCañuelas
Combustion		Levels		(WBG/IFC	Permissible Levels	Performance
Technology/Fuel		(WBG /IFC Units)		Units)	(Argentine Units) (2)	(Argentine Units)(2)
Boilers

Solid	Particulate Matter (PM)	50	mg/Nm(3)	mg/Nm(3)

	Sulfur Dioxide (SO2)	2000	mg/Nm(3)	mg/Nm(3)

	Nitorgen Oxides (NOx)	650	mg/Nm(3)	mg/Nm(3)

Liquid	Particulate Matter (PM)	50	mg/Nm(3)	mg/Nm(3)

	Sulfur Dioxide (SO2)	2000	mg/Nm(3)	mg/Nm(3)

	Nitorgen Oxides (NOx)	460	mg/Nm(3)	mg/Nm(3)

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		MCañuelas	Argentine
	WBG/IFC Reference	Performance	Maximum	MCañuelas
Combustion	Levels	(WBG/IFC	Permissible Levels	Performance
Technology/Fuel	(WBG/IFC Units)	Units)	(Argentine Units)(2)	(Argentine Units)(2)

Notes: -N/A/ - no emissions guideline; more stringent performance levels than these in the Table should be applicable to facilities located in urban / industrial areas with degraded airsheds or close to ecologically sensitive areas where more efficient emissions controls may be needed.; MWth is heat input on HHV basis; Solid fuels include biomass; Nm3 is at one atmosphere pressure, 0°C; MWth category is to apply to the entire facility consisting of multiple units that are reasonably considered to be emitted from a common stack except for NOx and PM limits for turbines and boilers. Guidelines values apply to facilities operating more than 500 hours per year with an annual capacity utilization factor of more than 30 percent.

(1) Provide a scaled facility map showing the precise location of all air emission sources.

(2) Report country standards only if the host country regulations/standards are more stringent than the World Bank Group EHS guidelines. Projects are expected to achieve whichever that is more stringent.

(3) 50 or up to 100 if justified by project specific considerations (e.g. Economic feasibility of using lower ash content fuel, or adding secondary treatment to meet 50, and available environmental capacity of the site.

(4) 1.5 percent Sulfur or up to 3.0 percent Sulfur if justified by project specific considerations (e.g. Economic feasibility of using lower S content fuel, or adding secondary treatment to meet levels of using 1.5 percent Sulfur, and available environmental capacity of the site)

(5) 0.5 percent Sulfur or lower percent Sulfur (e.g. 0.2 percent Sulfur) if commercially available without Significant excess fuel cost

Ambient Air Quality

Air pollutants to be monitored as part of an ambient air quality monitoring program include those in Table 1.1.1 - WHO Ambient Air Quality Guidelines (See World Bank Group’s General Environmental, Health and Safety [EHS]).

Table 1.1.1: WHO Ambient Air Quality Guidelines

	Averaging Period	Guideline Value (µg/m3)
Sulfur Dioxide (S02)	24-hour	125 (interim target 1)
50 (interim target 2)
20 (guideline)
	10 minute	500 (guideline)

Nitrogen Dioxide (N02)	1 -year	40 (guideline)
	1-hour	200 (guideline)

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Particulate Matter (PM10)	1-year	70 (interim target 1)
50 (interim target 2)
30 (interim target 3)
20 (guideline)

	24-hour	150 (interim target 1)
100 (interim target 2)
75 (interim target 3)
50 (guideline)

Particulate Matter (PM2.5)	1-year	35 (interim target 1)
25 (interim target 2)
15 (interim target 3)
10 (guideline)

	24-hour	75 (interim target 1)
50 (interim target 2)
37.5 (interim target 3)
25 (guideline)

Ozone (O3)	8-hour daily maximum	160 (target 1)
100 (guideline)

See WBG General EHS Guidelines for footnotes and additional information/

Wastewater Quality:

For each facility, please provide copies of MCañuelas’s treated wastewater quality monitoring reports. Indicate if there are exceedances of host-country standards and/or IFC guideline values.

Water Resource Quality:

For each facility, if treated effluent is discharged to a surface water body, please provide copies of surface water quality of the receiving water body.

For those facilities that obtain water from groundwater supply wells, please provide copies of groundwater quality monitoring reports. Also present monitoring data regarding monthly/annual water consumption and information on groundwater static and dynamic levels.

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Solid wastes:

For each facility, please provide copies of MCañuelas’s solid waste monitoring reports, describing the volumes of the various waste types (e.g., hazardous, domestic, recyclable, batteries, light bulbs, etc.) Please provide manifests that demonstrate that wastes are disposed at authorized/licensed facilities.

PS4 - Community Health, Safety and Security

Using the table below list and briefly describe any new initiatives implemented in relation to community health and safety during the reporting period. Include risk assessments, new infrastructure and equipment; hazardous materials and safety management, transportation and exposure to disease.

Planned future
	Expected or actual date of	mitigation
Mitigation Measure	Implementation	efforts?

During the reporting period any emergency drills have been conducted with community participation? Are the communities aware of the emergency response plans? This is particularly important at the two facilities (Cañuelas and Spegazzini) where are there refrigeration systems that use ammonia.

Please describe any changes in the Company’s engagement with private/public security forces during the reporting period and any corresponding agreements, if any.

Stakeholder Engagement

Please describe the nature and scope of engagement with local communities and external stakeholders (institutional, etc.) during the past year.

What procedures do MCanuelas apply when engaging with project stakeholders? Please describe in detail and provide evidence as an Annex.

Using the Table provided below list any grievance or dispute (include court action) regarding land acquisition or resettlement received during the reporting period, describe how it was addressed and its current status.

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Grievance/			Resolved		Date
Dispute date	Complainant	Issue	(Y/N)	Action taken	closed

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AMR SECTION V

Action Plan Status and Update

Please update us in the current status of the action plan, define the dates when pending actions will be implemented. Please refer to the initial ESAP for the indicators and deliverables, but also include additional required actions from past supervision activities.

Environmental and Social Action Plan (ESAP) Status Report

(Client updates this report annually)

Project Name:	MCañuelas	Project ED:	36533

Team Name:	CMGA7	Region:	Latin America and the Caribbean

Country:	Argentina	Sector:	FA-AA Grain Processing

Lead Environmental Specialist (LESS):	Paola Castillo	Support / Proxy Member:	Cleone Bothelho

Anticipated
Task	Completion	Indicator of	Completion	Status as of	%
Title/Description	Date	Completion*	Date*	DD/MM/YYYY	Complete

Cañuelas will conduct in-depth audits to verify the conditions of all systems and equipment (e.g. electrical systems, surface drainage system around areas that store chemicals and fuels, boilers, chemical storage tanks, fire protection pumps, etc.) at older facilities and will develop action plans to improve conditions or upgrade systems and equipment in a phased manner, following a hierarchical mitigation strategy based on prioritization of issues.

6/30/2016

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Cañuelas will conduct evaluations of indoor air quality, and, as needed, improve existing air emission controls and its air quality monitoring program for the protection of workers’ health.	8/31/2017

The Company will develop detailed water balances for each plant. Following the assessment of the water balance, Cañuelas will develop long-term plans for water efficiency and reduction of consumption.	4/30/2018

* to be reported once the action item has been finalized and % of completion is 100%.

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AMR SECTION VI

Performance indicators

Please Provide the Following Performance Indicators.

Total Energy production and total energy exported to the grid

Total Annual fuel Consumption (specify the type of fuel used and corresponding annual volumes)

Total energy purchased from the grid.

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SCHEDULE 11

FORM OF ACTION PLAN

Environmental and Social Action Plan

No.	ESAP CONDITION	ESTIMATED TIMEFRAME

1

Cañuelas will carry out a gap analysis to compare, assess and identify differences, including areas for improvement between the environmental and social conditions and performance at each new plant against local environmental and social laws, and the relevant IFC PS requirements.

October 2016

2

Cañuelas will prepare an action plan (AP) establishing the corrective measures that will be implemented to close the gap and align curren practices with IFC PS requirements. The AP wil include an implementation schedule, resource allocation and budget, which IFC will use to monitor and supervise progress and improved performance during, its supervision visits.

December 2016

3

Cañuelas will conduct in-depth audits to verify the conditions of all systems and equipment (e.g. electrical systems, surface drainage system around areas that store chemicals and fuels, boilers, chemical storage tanks, fire protection pumps, etc.) at older facilities and will develop action plans to improve conditions or upgrade systems and equipment in a phased manner, following a hierarchical mitigation strategy based on prioritization of issues.

Due date of initial audits: April 2016 Due date of (commencement of implementation of) action plans: June 2016

4	Cañuelas will conduct evaluations of indoor air quality, and, as needed, improve existing air emission controls and its air quality monitoring program for the protection of workers’ health.	Due date for initial action plan: March 2016 Due date for start of monitoring program: August 2017

5	The Company will develop detailed water balances for each plant. Following the assessment of the water balance, Cañuelas will develop long-term plans for water efficiency and reduction of consumption.	Due date of initial action plan: April 2016 Due date for completion of long term plans: April 2018

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6

Improve conditions of secondary tanks and surface drainage systems, and improve maintenance of all pollution prevention measures, controls and technologies to ensure proper operation and full alignment with requirements of IFC PS3.

April 2018

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